Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200617

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
SUPPLEMENT NO. 1 DATED NOVEMBER 10, 2016
TO THE PROSPECTUS DATED OCTOBER 26, 2016

This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated October 26, 2016. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 1 is to disclose:

•	the status of our initial public offering;

•	the authorization of additional special stock dividends; and

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Status of Our Initial Public Offering

We commenced our initial public offering of $2.0 billion in shares of common stock on February 9, 2015, of which up to $1.8 billion in Class A, Class T and Class I shares are being offered pursuant to our primary offering and up to $200 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.

As of November 9, 2016, we received and accepted subscriptions in our offering for 0.5 million shares, or $4.5 million, comprised of $3.7 million in Class A shares and $0.8 million in Class T shares, including 0.2 million Class A shares, or $1.5 million, sold to NorthStar Realty and 0.1 million Class A shares, or $0.5 million, sold to an affiliate of RXR Realty LLC. As of November 9, 2016, $2.0 billion in shares remained available for sale pursuant to our offering.

On November 10, 2016, our board of directors, or our board, extended the term of our primary offering by an additional year. Our primary offering is expected to terminate on February 9, 2018, unless extended by our board as permitted under applicable law and regulations.

Authorization of Additional Special Stock Dividends

In April 2016, our board authorized special stock dividends to all Class A, Class T and Class I stockholders of record on the close of business on the earlier of: (a) the date by which we raise $100 million pursuant to this offering and (b) December 31, 2016. The special stock dividend will be in an amount equal in value to 5.0% of the current gross offering price of each issued and outstanding Class A, Class T and Class I Share on the record date. The special stock dividends will be issued in shares of the same class as the shares on which the stock dividends are being made within 90 days following the record date. No selling commissions or dealer manager fees will be paid in connection with the issuance of the special stock dividend.

On November 10, 2016, our board authorized additional special stock dividends to all Class A, Class T and Class I stockholders of record on the close of business on the earlier of: (a) the date by which we raise $25 million pursuant to this offering and (b) a date determined in our management’s discretion, but in no event earlier than January 1, 2017 or later than December 31, 2017. This special stock dividend will be in an amount equal in value to 10.0% of the current gross offering price of each issued and outstanding Class A, Class T and Class I Share on the record date. The special stock dividends will be issued in shares of the same class as the shares on which the stock dividends are being made within 90 days following the record date. No selling commissions or dealer manager fees will be paid in connection with the issuance of the special stock dividend.

Quarterly Report for the Quarter Ended September 30, 2016
On November 10, 2016, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

Commission File Number: 333-200617

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	46-5183321
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)
399 Park Avenue, 18th Floor, New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

(212) 547-2600
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐   No ☒

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date:
The Company has 431,346 shares of Class A common stock, $0.01 par value per share, and 78,506 shares of Class T common stock, $0.01 par value per share, outstanding as of November 4, 2016.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
FORM 10-Q

FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to our ability to successfully complete our continuous, public offering, our ability to pay distributions to our stockholders, our reliance on our advisor entities and our sponsors, the operating performance of our investments, our financing needs, the effects of our current strategies and investment activities and our ability to effectively deploy capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•	adverse economic conditions and the impact on the commercial real estate industry;

•	our ability to successfully complete a continuous, public offering;

•	our ability to deploy capital quickly and successfully and achieve a diversified portfolio consistent with our target asset classes;

•
our dependence on the resources and personnel of our advisor entities, our co-sponsors and their affiliates, including our advisor entities ability to source and close on attractive investment opportunities on our behalf;

•	the performance of our advisor entities, our co-sponsors and their affiliates;

•	our liquidity and access to capital;

•	our use of leverage;

•	our ability to make distributions to our stockholders;

•	the lack of a public trading market for our shares;

•	the effect of economic conditions on the valuation of our investments;

•	the effect of paying distributions to our stockholders from sources other than cash flow provided by operations;

•
the impact of our co-sponsor’s recently announced merger agreement with NorthStar Realty Finance Corp. and Colony Capital, Inc., including the ability to consummate the merger on the terms contemplated or at all, and whether any of the anticipated benefits to our advisor’s and its affiliates’ platform will be realized in full or at all;

•
our advisor entities, and their affiliates’ ability to attract and retain qualified personnel to support our growth and operations and potential changes to key personnel providing management services to us;

•
our reliance on our advisor entities and their affiliates and sub-advisors/co-venturers in providing management services to us, the payment of substantial fees to our advisor entities, the allocation of investments by our advisor entities and their affiliates among us and the other sponsored or managed companies and strategic vehicles of our co-sponsor and its affiliates, and various potential conflicts of interest in our relationship with our co-sponsor;

•
the impact of market and other conditions influencing the availability of equity versus debt investments and performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	changes in our business or investment strategy;

•	the impact of fluctuations in interest rates;

•
the impact of economic conditions on the tenants of the real property that we acquire as well as on borrowers of the debt we originate and acquire and the mortgage loans underlying the mortgage backed securities in which we invest;

•	changes in the value of our target investments and our portfolio;

•	our ability to realize current and expected returns over the life of our investments;

•	any failure in our advisor entities and their affiliates’ due diligence to identify relevant facts during our underwriting process or otherwise;

•	illiquidity of properties or debt investments in our portfolio;

•	our ability to finance our assets on terms that are acceptable to us, if at all;

•	environmental compliance costs and liabilities;

•	risks associated with our joint ventures and unconsolidated entities, including our lack of sole decision making authority and the financial condition of our joint venture partners;

•	increased rates of loss or default and decreased recovery on our investments;

•	the degree and nature of our competition;

•	the effectiveness of our advisor and sub-advisor’s risk and portfolio management systems;

•	the potential failure to maintain effective internal controls, disclosure and procedures;

•	regulatory requirements with respect to our business generally, as well as the related cost of compliance;

•
legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs, and changes to laws affecting non-traded REITs and alternative investments generally;

•	our ability to qualify and maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	the loss of our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of opportunities to acquire equity, debt and securities investments;

•	general volatility in capital markets and economies and the New York metropolitan economy specifically;

•	the adequacy of our cash reserves and working capital;

•
our ability to raise capital in light of certain regulatory changes, including amended Rules 2340 and 2310 of the Financial Industry Regulatory Authority, Inc., or FINRA, and the U.S. Department of Labor’s recent rule on a fiduciary standard for retirement accounts; and

•
other risks associated with investing in our targeted investments, including changes in our industry, interest rates, the securities markets, the general economy or the capital markets and real estate markets specifically.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this Quarterly Report on Form 10-Q are based on information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.
Factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the U.S. Securities and Exchange Commission, or the SEC, included in Part I, Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in Part II, Item 1A of this Quarterly report on Form 10-Q under the heading “Risk Factors.” The risk factors set forth in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this report.

PART I.    Financial Information
Item 1.    Financial Statements
NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2016 (Unaudited)	December 31, 2015
Assets
Cash	$1,957,266	$2,201,007
Investment in unconsolidated venture, at fair value	1,904,254	—
Receivables, net	53,226	—
Total assets(1)	$3,914,746	$2,201,007

Liabilities
Due to related party	$44,733	$20,000
Distribution payable	3,252	—
Total liabilities(1)	47,985	20,000

Equity
NorthStar/RXR New York Metro Real Estate, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Class A common stock, $0.01 par value, 120,000,000 shares authorized, 420,991 and 242,003 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	4,210	2,420
Class T common stock, $0.01 par value, 280,000,000 shares authorized, 50,662 shares issued and outstanding as of September 30, 2016 and no shares issued and outstanding as of December 31, 2015	507	—
Additional paid-in capital	4,055,034	2,178,587
Retained earnings (accumulated deficit)	(193,936)	(999)
Total NorthStar/RXR New York Metro Real Estate, Inc. stockholders’ equity	3,865,815	2,180,008
Non-controlling interest	946	999
Total equity	3,866,761	2,181,007
Total liabilities and equity	$3,914,746	$2,201,007
_________________________________________________________________________

(1)
Represents the consolidated assets and liabilities of NorthStar/RXR Operating Partnership, LP (the “Operating Partnership”). The Operating Partnership is a consolidated variable interest entity (“VIE”), of which the Company is the sole general partner and owns approximately 99.98%. As of September 30, 2016, the assets and liabilities of the Operating Partnership did not include any consolidated VIEs. Refer to Note 2, “Summary of Significant Accounting Policies”.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Expenses
Asset management and other fees - related party	$15,292	$132,460
General and administrative expenses	39,771	59,901
Total expenses	55,063	192,361
Income (loss) before equity in earnings (losses) of unconsolidated venture	(55,063)	(192,361)
Equity in earnings (losses) of unconsolidated venture	15,029	11,408
Net income (loss)	(40,034)	(180,953)
Net (income) loss attributable to non-controlling interest	—	53
Net income (loss) attributable to NorthStar/RXR New York Metro Real Estate, Inc. common stockholders	$(40,034)	$(180,900)
Net income (loss) per share, basic/diluted	$(0.11)	$(0.61)
Weighted average number of shares outstanding, basic/diluted	379,980	294,245
Distributions declared per share of common stock	$0.03	$0.04

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Company’s Stockholders’ Equity	Non-controlling Interests	Total Equity
	Class A		Class T
	Shares	Amount	Shares	Amount
Balance as of December 31, 2014	22,223	$222	—	$—	$199,785	$—	$200,007	$1,000	$201,007
Net proceeds from issuance of common stock	219,780	2,198	—	—	1,978,802	—	1,981,000	—	1,981,000
Net income (loss)	—	—	—	—	—	(999)	(999)	(1)	(1,000)
Balance as of December 31, 2015	242,003	$2,420	—	$—	$2,178,587	$(999)	$2,180,008	$999	$2,181,007
Net proceeds from issuance of common stock	156,438	1,564	50,659	507	1,838,238	—	1,840,309	—	1,840,309
Issuance and amortization of equity based-based compensation	22,500	225	—	—	37,692	—	37,917	—	37,917
Distributions declared	—	—	—	—	—	(12,037)	(12,037)	—	(12,037)
Proceeds from distribution reinvestment plan	50	1	3	—	517	—	518	—	518
Net income (loss)	—	—	—	—	—	(180,900)	(180,900)	(53)	(180,953)
Balance as of September 30, 2016 (Unaudited)	420,991	$4,210	50,662	$507	$4,055,034	$(193,936)	$3,865,815	$946	$3,866,761

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net income (loss)	$(180,953)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of equity-based compensation	37,917
Equity in (earnings) losses of unconsolidated venture	(11,408)
Dividends from unconsolidated venture	7,154
Changes in assets and liabilities:
Due to related party	22
Net cash provided by (used in) operating activities	(147,268)
Cash flows from investing activities:
Investment in unconsolidated venture	(1,900,000)
Net cash provided by (used in) investing activities	(1,900,000)
Cash flows from financing activities:
Net proceeds from issuance of common stock	1,810,757
Net proceeds from issuance of common stock, related party	1,037
Distributions paid on common stock	(8,785)
Proceeds from distribution reinvestment plan	518
Net cash provided by (used in) financing activities	1,803,527
Net increase (decrease) in cash	(243,741)
Cash - beginning of period	2,201,007
Cash - end of period	$1,957,266

Supplemental disclosure of non-cash financing activities:
Accrued cost of capital (refer to Note 4)	$26,485
Subscriptions receivable, gross	55,000
Distribution payable	3,252

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Business and Organization
NorthStar/RXR New York Metro Real Estate, Inc. (the “Company”) was formed to acquire a high-quality commercial real estate (“CRE”) portfolio concentrated in the New York metropolitan area and, in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. The Company intends to complement this strategy by originating and acquiring: (i) CRE debt including, subordinate loans and participations in such loans and preferred equity interests; and (ii) joint ventures and partnership interests in CRE related investments. The Company was formed on March 21, 2014 as a Maryland corporation and intends to make an election to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ending December 31, 2016.
The Company is externally managed by NSAM J-NS/RXR Ltd (the “Advisor”), a subsidiary of the Company’s co-sponsor NorthStar Asset Management Group Inc. (NYSE: NSAM). NSAM provides asset management and other services to publicly-traded REITs including NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) and NorthStar Realty Europe Corp. (NYSE: NRE), NSAM’s sponsored companies that raise capital through the retail market, as well as any future sponsored companies, including funds, joint ventures and partnerships both in the United States and internationally. The Company is sub-advised by RXR NTR Sub-Advisor LLC (the “Sub-Advisor”), a Delaware limited liability company and a subsidiary of the Company’s co-sponsor, RXR Realty LLC (“RXR”). RXR is a leading real estate owner, manager and developer in the New York metropolitan area. The Advisor and Sub-Advisor are collectively referred to as the Advisor Entities. The Company, the Advisor and the Sub-Advisor entered into a sub-advisory agreement delegating certain investment responsibilities of the Advisor to the Sub-Advisor. NSAM and RXR are collectively referred to as the Co-Sponsors. The Company’s dealer manager for the offering, NorthStar Securities, LLC (the “Dealer Manager”) is an affiliate of the Advisor and a subsidiary of NSAM.
In June 2016, NSAM announced that it entered into a definitive merger agreement with NorthStar Realty and Colony Capital, Inc. (“Colony”), providing for the combination of NSAM, NorthStar Realty and Colony into a wholly-owned subsidiary of NSAM, as the surviving publicly-traded company for the combined organization that, upon and following the effective time of the mergers, will be named Colony NorthStar, Inc. (“Colony NorthStar”). As a result of the mergers, Colony NorthStar will be an internally-managed equity REIT, with a diversified real estate and investment management platform. In addition, following the mergers, the Advisor and NorthStar Securities, LLC (the “Dealer Manager”) will be subsidiaries of Colony NorthStar. This transaction is expected to close in January 2017, subject to customary closing conditions, including regulatory approvals, and approval by the NSAM’s, NorthStar Realty’s and Colony’s respective shareholders. There is no guarantee this transaction will close on the contemplated terms or within the anticipated timeframe, or at all. The Company does not expect that this transaction will have a material impact on its operations.
Substantially all business of the Company will be conducted through NorthStar/RXR Operating Partnership, LP (the “Operating Partnership”). The Company is the sole general partner and a limited partner of the Operating Partnership. NorthStar/RXR NTR OP Holdings LLC (the “Special Unit Holder”) (a joint venture between the Co-Sponsors) has invested $1,000 in the Operating Partnership and has been issued a separate class of limited partnership units (the “Special Units”), which is recorded as its non-controlling interest on the consolidated balance sheets. As the Company accepts subscriptions for shares, it will transfer substantially all of the net proceeds from the continuous, public offering to the Operating Partnership as a capital contribution.
The Company’s charter authorizes the issuance of up to 400,000,000 shares of common stock with a par value of $0.01 per share and up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. Of the total shares of common stock authorized 120,000,000 are classified as Class A shares (“Class A Shares”) and 280,000,000 are classified as Class T shares (“Class T Shares”). The board of directors of the Company is authorized to amend its charter, without the approval of the stockholders, to increase or decrease the aggregate number of shares of capital stock or the number of shares of any class or series that the Company has authority to issue or to classify and reclassify any unissued shares of common stock into one or more classes or series.
On March 28, 2014, as part of its formation, the Company issued 16,667 shares of common stock to NorthStar Realty and 5,556 shares of common stock to a subsidiary of RXR for $0.2 million, all of which were subsequently renamed Class A shares. On February 9, 2015, the Company’s registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) was declared effective to offer a minimum of $2,000,000 and a maximum of $2,000,000,000 in shares of common stock in a continuous, public offering, of which up to $1,800,000,000 can be offered pursuant to its primary offering (the “Primary Offering”) at a purchase price of $10.1111 per Class A Share and $9.5538 per Class T Share and up to $200,000,000 pursuant to its distribution reinvestment plan (the “DRP”) at a purchase price of $9.81 per Class A Share and $9.27 per Class T Share. The Primary Offering and the DRP are herein collectively referred to as the Offering. The Company retained the Dealer Manager to serve as the dealer manager for the Primary Offering. The Dealer Manager is also responsible for marketing the shares being

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

offered pursuant to the Primary Offering. The board of directors of the Company has the right to reallocate shares between the Primary Offering and the DRP.
On December 23, 2015, the Company commenced operations by satisfying the minimum offering requirement in the Primary Offering as a result of NorthStar Realty and RXR purchasing $1.5 million and $0.5 million in Class A Shares of common stock, respectively.

2.	Summary of Significant Accounting Policies
Basis of Quarterly Presentation
The accompanying unaudited consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the consolidated financial statements prepared under U.S. GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 9, 2016.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIEs”), if any, where the Company is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
The Company evaluates its investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether each investment or financing is a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.
The Company adopted the new consolidation guidance (refer to Recent Accounting Pronouncements) on January 1, 2016 which resulted in the identification of the Operating Partnership as a VIE. Prior to the adoption of the standard, the Operating Partnership was consolidated under the voting interest model. The Operating Partnership is a VIE because the non-controlling interests do

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

not have substantive kick-out or participating rights. The Company consolidates this entity because it controls all significant business activities.
As of September 30, 2016, the Company identified unconsolidated VIEs related to its investment in an unconsolidated venture. Based on management’s analysis, the Company determined that it is not the primary beneficiary. Accordingly, the VIEs are not consolidated in the Company’s financial statements as of September 30, 2016. The Company did not provide financial support to the unconsolidated VIEs during the nine months ended September 30, 2016. As of September 30, 2016, there were no explicit arrangements or implicit variable interests that could require the Company to provide financial support to its unconsolidated VIEs. The Company’s maximum exposure to loss as of September 30, 2016 would not exceed its investment in the VIEs. Creditors of each of the VIEs have no recourse to the general credit of the Company.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or a simple majority vote.
The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Unconsolidated Ventures
A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents. Equity method investments are recognized using a cost accumulation model in which the investment is recognized based on the cost to the investor, which includes acquisition fees. The Company records as an expense certain acquisition costs and fees associated with consolidated investments deemed to be business combinations and capitalizes these costs for investments deemed to be acquisitions of an asset, including an equity method investment.
The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for its investment in an unconsolidated venture and records the corresponding results from operations, which includes dividends received and its share of the change in fair value of the underlying investment, as equity in earnings (losses) of unconsolidated venture on the consolidated statements of operations. The Company measures fair value using the net asset value (“NAV”) of the underlying investment as a practical expedient as permitted by the guidance on fair value measurement. Dividends received in excess of cumulative equity in earnings from the unconsolidated venture will be deemed as a return of capital.
The Company may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Non-controlling Interests
A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and comprehensive income (loss) attributable to controlling and non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.
Comprehensive Income (Loss)
The Company had no items of other comprehensive income (loss) (“OCI”), so its comprehensive income (loss) is the same as the net income (loss) for all periods presented.
Operating Real Estate
Operating real estate will be carried at historical cost less accumulated depreciation. Operating real estate will be depreciated using the straight-line method over the estimated useful life of the assets. Ordinary repairs and maintenance will be expensed as incurred. Major replacements and betterments which improve or extend the life of the asset will be capitalized and depreciated over their useful life. The Company will account for purchases of operating real estate that qualify as business combinations using the acquisition method, where the purchase price is allocated to tangible assets such as land, building, improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination will be expensed and included in transaction costs in the consolidated statements of operations. As of September 30, 2016, the Company did not own any operating real estate investments.
Real Estate Debt Investments
CRE debt investments are generally intended to be held to maturity and, accordingly, will be carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired will be carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not intend to hold the loan for the foreseeable future or until its expected payoff will be classified as held for sale and recorded at the lower of cost or estimated value. As of September 30, 2016, the Company did not own any debt investments.
The Company may syndicate a portion of the CRE debt investments that it will originate or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, the Company will no longer recognize the CRE debt investment sold as an asset and will recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold. Any related unamortized deferred origination fees, original issue discounts, loan origination costs, discounts or premiums at the time of sale will be recognized as an adjustment to the gain or loss on sale, which will be included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication will be recognized as part of interest income.
Real Estate Securities
The Company will classify its CRE securities investments as available for sale on the acquisition date, which will be carried at fair value. Unrealized gains (losses) will be recorded as a component of accumulated OCI in the consolidated statements of equity. However, the Company may elect the fair value option for certain of its available for sale securities, and as a result, any unrealized gains (losses) on such securities will be recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations. As of September 30, 2016, the Company did not own any securities investments.
Acquisition Fees and Expenses
The total of all acquisition fees and expenses for an investment, including acquisition fees to the Advisor Entities, cannot exceed, in the aggregate, 6.0% of the contract purchase price of such investment unless such excess is approved by a majority of the directors, including independent directors. For the nine months ended September 30, 2016, total acquisition fees and expenses did not exceed the allowed limit for any investment. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to the Advisor Entities related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets when the fair value option is not elected for the investment, but is expensed as incurred when the fair value option is elected. An acquisition fee paid to the Advisor Entities related to the origination or acquisition of debt investments is included in debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. The Company records as an expense certain acquisition costs and fees associated with transactions

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

deemed to be business combinations in which it consolidates the asset and capitalizes these costs for transactions deemed to be acquisitions of an asset, including an equity investment.
Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate will be derived from leasing of space to various types of tenants. Rental revenue recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. The leases will be for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases will be recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases will be included in unbilled rent receivable on the consolidated balance sheets. The Company will amortize any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Escalation income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue will be accrued in the same period as the expenses are incurred.
In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and other income for above- and below-market lease intangibles and depreciation and amortization for the remaining lease related assets groups in the consolidated statements of operations.
Real Estate Debt Investments
Interest income will be recognized on an accrual basis and any related premium, discount, origination costs and fees will be amortized over the life of the investment using the effective interest method. The amortization will be reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount will be discontinued if such loan is reclassified to held for sale.
Real Estate Securities
Interest income will be recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.
Credit Losses and Impairment on Investments
Operating Real Estate
The Company’s real estate portfolio will be reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value will be considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, the Company will consider U.S. macroeconomic factors, real estate sector, asset specific conditions and other factors. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in the consolidated statements of operations.
An allowance for a doubtful account for a tenant receivable will be established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, the Company will establish, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Real Estate Debt Investments
Loans will be considered impaired when, based on current information and events, it is probable that the Company will not be able to collect principal and interest amounts due according to the contractual terms. The Company will assess the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis, or more frequently as necessary. Significant judgment of the Company will be required in this analysis. The Company will consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination will be based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve will be recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan will be maintained at a level that is determined to be adequate by the Company to absorb probable losses.
Income recognition will be suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments will be applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest will be recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan will be written off when it is no longer realizable and/or legally discharged.
Investments in Unconsolidated Ventures
The Company will review its investments in unconsolidated ventures for which the Company did not elect the fair value option on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value may be impaired or that its carrying value may not be recoverable. An investment is considered impaired if the projected net recoverable amount over the expected holding period is less than the carrying value. In conducting this review, the Company will consider U.S. and global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred and is considered to be other than temporary, the loss will be measured as the excess of the carrying value of the investment over the estimated fair value and recorded in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations.
Real Estate Securities
CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.
CRE securities for which the fair value option is not elected will be evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses will be recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment will be recognized as a component of accumulated OCI in the consolidated statements of equity. The portion of OTTI recognized through earnings will be accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality will be considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.
Organization and Offering Costs
The Advisor Entities, or their affiliates, are entitled to receive reimbursement for organization and offering costs paid on behalf of the Company in connection with the Offering. The Company is obligated to reimburse the Advisor Entities, or their affiliates, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs do not exceed 15.0% of gross offering proceeds from the Offering. The Advisor

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Entities do not expect reimbursable organization and offering costs, excluding selling commissions, dealer manager fees and distribution fees, to exceed $18.0 million, or approximately 1.0% of the total proceeds available to be raised from the Offering. The Company records organization and offering costs each period based upon an allocation determined by the expectation of total organization and offering costs to be reimbursed. Organization costs are recorded as an expense in general and administrative expenses in the consolidated statements of operations and offering costs are recorded as a reduction to equity.
Income Taxes
The Company intends to elect to be taxed as a REIT under the Internal Revenue Code and intends to operate as such, commencing with the taxable year in which the Company satisfies the minimum offering requirement. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.
Other
Refer to Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for further disclosure of the Company’s significant accounting policies.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The effective date of the new revenue standard for the Company will be January 1, 2018. The Company is in the process of evaluating the impact, if any, of the update on its consolidated financial position, results of operations and financial statement disclosures.
In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. The Company adopted this guidance in the first quarter 2016 and determined the Company’s Operating Partnership is considered a VIE. The Company is the primary beneficiary of the VIE, the VIE’s assets can be used for purposes other than the settlement of the VIE’s obligations and the Company’s partnership interest is considered a majority voting interest. As such, this standard did not have a material impact on the Company’s consolidated financial position or results of operations.
In January 2016, the FASB issued an accounting update that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company is currently assessing the impact, if any, of the guidance on the Company’s consolidated financial position, results of operations and financial statement disclosures.
In February 2016, the FASB issued an accounting update that requires lessees to present right-of-use assets and lease liabilities on the balance sheet. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.
In March 2016, the FASB issued guidance which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment become qualified for

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

equity method accounting. The update should be applied prospectively upon their effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Early adoption is permitted. The Company concluded that this guidance will not have any impact on its consolidated financial position, results of operations or financial statement disclosures.
In March 2016, the FASB issued guidance which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.
In June 2016, the FASB issued guidance which changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Additionally, entities will have to disclose significantly more information including information used to track credit quality by year of origination for most financing receivables. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its consolidated financial position, results of operations and financial statement disclosures.
In September 2016, the FASB issued final amendments to clarify how entities should classify certain cash receipts and cash payments on the statement of cash flows as they may have aspects of more than one class of cash flows. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted. The Company is evaluating the impact, if any, that this guidance will have on its statement of cash flows.

3.	Investment in Unconsolidated Venture
The following is a description of the Company’s investment in an unconsolidated venture, which the Company has elected to account for under the fair value option.
1285 Avenue of the Americas Venture
On May 20, 2016, the Company, through a subsidiary of its operating partnership, completed the acquisition of a non-controlling interest in 1285 Avenue of the Americas (“1285 AoA”), a 1.8 million square foot Class-A office building located in midtown Manhattan for a purchase price of approximately $1.9 million, including closing costs. The acquisition was part of an approximately $1.65 billion transaction sourced by RXR, the Company’s co-sponsor and affiliate of its Sub-Advisor. The purchase of the 1285 AoA interest was financed by the purchasers with $1.1 billion of acquisition financing and an additional $100.0 million future funding facility, with a seven-year term at a weighted average fixed interest rate of approximately 4.3% per annum. The purchase was approved by the Company’s board of directors, including all of its independent directors.
As of September 30, 2016, the carrying value of the Company’s investment was $1.9 million. For the three and nine months ended September 30, 2016, the Company recognized equity in earnings (losses) of unconsolidated venture of $15,029 and $11,408, respectively, which includes dividends received of $7,154 and the remainder related to changes in fair value of the investment.

4.	Related Party Arrangements
Advisor Entities
Subject to certain restrictions and limitations, the Advisor Entities are responsible for managing the Company’s affairs on a day-to-day basis and for identifying, acquiring, originating and asset managing investments on behalf of the Company. The Advisor Entities may delegate certain of their obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to the Advisor Entities include the Advisor Entities and any such affiliated entities. For such services, to the extent permitted by law and regulations, the Advisor Entities receive fees and reimbursements from the Company, of which the Sub-Advisor generally receives 50% of all fees and up to 25% of all reimbursements.
In June 2016, the Company’s advisory agreement with the Advisor was renewed for an additional one-year term commencing on June 30, 2016, and accordingly, the term of the Company’s sub-advisory agreement with the Sub-Advisor was also extended for one year. Both agreements were renewed on terms identical to those in effect through June 30, 2016.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company pays the Sub-Advisor, or its affiliates, development, leasing, property management and construction related service fees that are usual and customary for owners and operators in the geographic area of the property. Below is a description and table of the fees and reimbursements incurred to the Advisor Entities.
Fees to Advisor Entities
Asset Management Fee
The Advisor Entities receive a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the proportionate share thereof in the case of an investment made through a joint venture).
Incentive Fee
The Advisor, or its affiliates, is entitled to receive distributions equal to 15.0% of net cash flows of the Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital.
Acquisition Fee
The Advisor Entities also receive fees for providing structuring, diligence, underwriting advice and related services in connection with real estate acquisitions equal to 2.25% of each real estate property acquired by the Company, including acquisition costs and any financing attributable to an equity investment (or the proportionate share thereof in the case of an indirect equity investment made through a joint venture or other investment vehicle) and 1.0% of the amount funded or allocated by the Company to acquire or originate CRE debt investments, including acquisition costs and any financing attributable to such investments (or the proportionate share thereof in the case of an indirect investment made through a joint venture or other investment vehicle). An acquisition fee incurred related to an equity investment is generally expensed as incurred. A fee paid to the Advisor Entities in connection with the acquisition of an equity or CRE debt investment in an unconsolidated joint venture is generally included in investments in unconsolidated ventures on the consolidated balance sheets when the fair value option is not elected for the investment, but is expensed as incurred when the fair value option is elected. A fee paid to the Advisor Entities in connection with the origination or acquisition of CRE debt investments is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.
Disposition Fee
For substantial assistance in connection with the sale of investments and based on the services provided, as determined by the Company’s independent directors, the Advisor Entities receive a disposition fee equal to 2.0% of the contract sales price of each property sold and 1.0% of the contract sales price of each CRE debt investment sold or syndicated. The Company does not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a CRE debt investment, the Company will pay a disposition fee upon the sale of such property. A disposition fee from the sale of an investment is generally expensed and included in asset management and other fees - related party in the Company’s consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.
Reimbursements to Advisor Entities
Operating Costs
The Advisor Entities are entitled to receive reimbursement for direct and indirect operating costs incurred by the Advisor Entities in connection with administrative services provided to the Company. The Advisor Entities allocate, in good faith, indirect costs to the Company related to the Advisor Entities and their affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with the Advisor Entities. The indirect costs include the Company’s allocable share of the Advisor Entities compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The indirect costs also include rental and

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses also allocated based on the percentage of time devoted by personnel to the Company’s affairs. However, there is no reimbursement for personnel costs related to executive officers (although there may be reimbursement for certain executive officers of the Advisor) and other personnel involved in activities for which the Advisor Entities receive an acquisition fee or a disposition fee. The Advisor Entities allocate these costs to the Company relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with the Company’s board of directors, including its independent directors. The Advisor Entities update the board of directors on a quarterly basis of any material changes to the expense allocation and provide a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. The Company reimburses the Advisor Entities quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets; or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, the Company may reimburse the Advisor Entities for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company calculates the expense reimbursement quarterly based upon the trailing twelve-month period.
Organization and Offering Costs
The Advisor Entities are entitled to receive reimbursement for organization and offering costs paid on behalf of the Company in connection with the Offering. The Company is obligated to reimburse the Advisor Entities, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs do not exceed 15% of gross proceeds from the Offering. The Advisor Entities do not expect reimbursable organization and offering costs, excluding selling commissions, dealer manager fees, and distribution fees, to exceed $18.0 million, or approximately 1.0% of the total proceeds available to be raised from the Primary Offering. The Company shall not reimburse the Advisor Entities for any organization and offering costs that the Company’s independent directors determine are not fair and commercially reasonable to the Company. The Company records organization and offering costs each period based on an allocation of expected total organization and offering costs to be reimbursed. Organization costs are recorded in general and administrative expenses in the consolidated statements of operations and offering costs were recorded as a reduction to equity.
Dealer Manager
Selling Commissions, Dealer Manager Fees, and Distribution Fees
Pursuant to a dealer manager agreement, the Company pays the Dealer Manager selling commissions of up to 7.0% of gross proceeds from the sale of Class A Shares and up to 2.0% of the gross proceeds from the sale of Class T Shares issued in the Primary Offering, all of which are reallowed to participating broker-dealers. The Company pays the Dealer Manager a dealer manager fee of up to 3.0% of gross proceeds from the sale of Class A Shares and up to 2.75% of the gross proceeds from the sale of Class T Shares issued in the Primary Offering, a portion of which is typically reallowed to participating broker-dealers and paid to certain employees of the Dealer Manager.
In addition, the Company pays the Dealer Manager a distribution fee of up to 1.0% annually of gross proceeds from the sale of Class T Shares issued in the Primary Offering, all of which are reallowed to participating broker-dealers. The Dealer Manager will cease receiving distribution fees with respect to each Class T Share upon the earliest of the following to occur: (i) a listing of the Company’s shares of common stock on a national securities exchange; (ii) such Class T Share is no longer being outstanding; (iii) the Dealer Manager’s determination that total underwriting compensation, with respect to all Class A Shares and Class T Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which total underwriting compensation, with respect to Class T Shares held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary Class T Shares held in such account.
No selling commissions or dealer manager fees are paid for sales pursuant to the DRP or the Company’s distribution support agreement (“Distribution Support Agreement”).
During the nine months ended September 30, 2016, $24,881 of distribution fees were recorded as a reduction to stockholders’ equity. As of September 30, 2016, the estimated liability for the present value of the expected future distribution fees payable to the Dealer Manager, which is included in due to related party on the Company’s consolidated balance sheets, with an offset to additional paid-in capital, was $24,031.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Summary of Fees and Reimbursements
The following table presents the fees and reimbursements incurred to the Advisor Entities and the Dealer Manager for the three and nine months ended September 30, 2016 and the amount due to related party as of September 30, 2016 and December 31, 2015:

		Three Months Ended	Nine Months Ended	Due to Related Party as of
Type of Fee or Reimbursement	Financial Statement Location	September 30, 2016	September 30, 2016	September 30, 2016 (Unaudited)	December 31, 2015
Fees to Advisor Entities
Asset management	Asset management and other fees - related party	$15,292	$22,362	$—	$—
Acquisition(1)	Asset management and other fees- related party	—	110,098	—	—
Reimbursements to Advisor Entities
Operating costs(2)	General and administrative expenses	9,175	18,415	—	—
Organization(3)	General and administrative expenses	782	1,020	1,020	1,000
Offering(3)	Cost of capital(4)	14,870	19,391	19,391	19,000
Selling Commissions	Cost of capital(4)	71,310	95,619	—	—
Dealer Manager Fees	Cost of capital(4)	46,840	60,729	—	—
Distribution Fees	Cost of capital(4)	654	850	24,322	—
Total		$158,923	$328,484	$44,733	$20,000
_________________________________________________

(1)
Acquisition fees related to investments in unconsolidated joint ventures are generally included in investments in unconsolidated ventures on the consolidated balance sheets when the fair value option is not elected for the investment, but is expensed as incurred when the fair value option is elected. The Advisor Entities may determine to defer fees or seek reimbursement.

(2)	As of September 30, 2016, the Advisor Entities have incurred unreimbursed operating costs on behalf of the Company of $10.2 million, that remain eligible to allocate to the Company.

(3)	As of September 30, 2016, the Advisor Entities have incurred unreimbursed organization and offering costs on behalf of the Company of $4.5 million, that remain eligible to allocate to the Company.

(4)	Cost of capital is included in net proceeds from issuance of common stock in the Company’s consolidated statements of equity.
Distribution Support Agreement
Pursuant to the Distribution Support Agreement, NorthStar Realty and RXR committed to purchase 75% and 25%, respectively, of up to an aggregate of $10.0 million in shares of the Company’s common stock at a current offering price for Class A shares, net of selling commissions and dealer manager fees, if cash distributions exceed modified funds from operations (as computed in accordance with the definition established by the Investment Program Association (“IPA”) and adjusted for certain items) to provide additional funds to support distributions to stockholders. On December 23, 2015, NorthStar Realty and RXR purchased 164,835 and 54,945 shares of the Company’s Class A common stock for $1.5 million and $0.5 million, respectively, under the Distribution Support Agreement to satisfy the minimum offering requirement, which reduced the total commitment. For the nine months ended September 30, 2016, pursuant to the Distribution Support Agreement, NorthStar Realty and RXR purchased an additional 86 and 28 shares of the Company’s Class A common stock, respectively, for an aggregate amount of approximately $1,000.
NorthStar Realty and RXR
In December 2013, NorthStar Realty entered into a strategic transaction with RXR. The investment in RXR includes an approximate 27% equity interest. NorthStar Realty’s equity interest in RXR is structured so that NSAM may be entitled to certain fees in connection with RXR’s investment management business.
Investment in Unconsolidated Venture
On May 20, 2016, the Company, through a subsidiary of its operating partnership, completed the acquisition of a non-controlling interest in 1285 AoA, a 1.8 million square foot Class-A office building located in midtown Manhattan for a purchase price of approximately $1.9 million, including closing costs. The acquisition was part of an approximately $1.65 billion transaction sourced by RXR, the Company’s co-sponsor and affiliate of its sub-advisor. The purchase of the 1285 AoA interest was financed by the purchasers with $1.1 billion of acquisition financing and an additional $100.0 million future funding facility, with a seven-year

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

term at a weighted average fixed interest rate of approximately 4.3% per annum. The purchase was approved by the Company’s board of directors, including all of its independent directors.

5.	Equity-Based Compensation
The Company adopted a long-term incentive plan (the “Plan”), which it may use to attract and retain qualified officers, directors, employees and consultants, as well as an independent directors compensation plan, which is a component of the Plan. All stock issued under the Plan will consist of Class A common stock unless the board of directors of the Company determines otherwise. The Company currently intends to issue awards only to its independent directors under the Plan. The Company will account for its equity-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. All fixed equity-based awards to directors, which have no vesting conditions other than time of service, will be amortized to compensation expense over the vesting period on a straight-line basis. Equity-based compensation will be recorded in general and administrative expenses in the consolidated statements of operations.
Pursuant to the Plan, the Company granted Class A Shares of restricted common stock to its three independent directors concurrent with when the Company made its first investment in May 2016. As of September 30, 2016, the Company’s independent directors were granted a cumulative total of 22,500 Class A shares of restricted common stock for an aggregate value of $0.2 million, based on the share price on the date of each grant. The restricted common stock granted will vest quarterly over two years. However, the stock will become fully vested on the earlier occurrence of: (i) the termination of the independent director’s service as a director due to his or her death or disability; or (ii) a change in control of the Company.
The Company recognized equity-based compensation expense of $28,437 and $37,917, for the three and nine months ended September 30, 2016, respectively, related to the issuance of restricted stock to the independent directors, which was recorded in general and administrative expenses in the consolidated statements of operations. Unvested shares totaled 19,688 as of September 30, 2016.

6.	Stockholders’ Equity
Common Stock from Primary Offering
For the nine months ended September 30, 2016, the Company issued 156,438 and 50,659 shares of Class A and Class T common stock, generating gross proceeds of $1.6 million and $0.5 million, respectively. For the year ended December 31, 2015, the Company issued 219,780 shares of Class A common stock, generating gross proceeds of $2.0 million. From inception through September 30, 2016, the Company issued 376,218 and 50,659 shares of Class A and Class T common stock, generating gross proceeds of $3.6 million and $0.5 million, respectively.
Distribution Reinvestment Plan
The Company adopted the DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the same class, in lieu of receiving cash distributions, at a price equal to $9.81 per Class A Share and $9.27 per Class T Share until the Company establishes an estimated value per share for each class of share. Once established, shares issued pursuant to the DRP will be priced at 97% of the estimated value per share for each class of the common stock, as determined by the Advisor Entities or other firms chosen for that purpose. Pursuant to amended FINRA Rule 2310, the Company expects to establish an estimated value per share for each class of share from and after 150 days following the second anniversary of breaking escrow in the offering and annually thereafter. No selling commissions, dealer manager fees or distribution fees are paid on shares issued pursuant to the DRP. The amount available for distributions on all Class T shares will be reduced by the amount of distribution fees payable with respect to the Class T shares issued in the Primary Offering. The board of directors of the Company may amend, suspend or terminate the DRP for any reason upon ten-days’ notice to participants, except that the Company may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP.
As of September 30, 2016, the Company raised gross proceeds of $518 pursuant to the DRP.
Distributions
On August 11, 2016, the board of directors of the Company approved a daily cash distribution of $0.000273224 per share of Class A common stock and $0.000273224 per share of Class T common stock less the distribution fees that are payable with respect to such Class T Shares, which is equivalent to an annualized distribution amount of $0.10 per share of the Company’s common stock, less the distribution fee on Class T Shares. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table presents distributions declared for the nine months ended September 30, 2016:

	Distributions(1)
Period	Cash	DRP	Total
January	$—	$—	$—
February	—	—	—
March	—	—	—
April	—	—	—
May	1,036	6	1,042
June	2,139	14	2,153
July	2,511	48	2,559
August	2,581	450	3,031
September	2,545	707	3,252
Total	$10,812	$1,225	$12,037
_________________________________________________

(1)	Represents distributions declared for the period, even though such distributions are actually paid to stockholders the month following such period.
Share Repurchase Program
The Company adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances (the “Share Repurchase Program”). The Company may not repurchase shares unless a stockholder has held shares for one year. However, the Company may repurchase shares held less than one year in connection with a stockholder’s death or disability (as disability is defined in the Internal Revenue Code) and after receiving written notice from the stockholder or the stockholder’s estate. The Company is not obligated to repurchase shares pursuant to the Share Repurchase Program. The Company may amend, suspend or terminate the Share Repurchase Program at its discretion at any time, subject to certain notice requirements.
Stock Distribution
In April 2016, the board of directors of the Company approved special stock dividends to all common stockholders of record on the close of business on the earlier of: (a) the date by which the Company raises $100 million pursuant to this offering and (b) December 31, 2016. The special stock dividend will be in an amount equal in value to 5.0% of the current gross offering price of each issued and outstanding Class A and Class T Share on the record date. The special stock dividends will be issued in shares of the same class as the shares on which the stock dividends are being made within 90 days following the record date. No selling commissions or dealer manager fees will be paid in connection with the issuance of the special stock dividends.

7.	Non-controlling Interest
Operating Partnership
Non-controlling interest includes the special limited partnership interest in the Operating Partnership held by the Special Unit Holder and is recorded as its non-controlling interest on the consolidated balance sheets as of September 30, 2016 and December 31, 2015. Income (loss) attributable to the non-controlling interest is based on the Special Unit Holder’s share of the Operating Partnership’s income (loss) and was an immaterial amount for the three and nine months ended September 30, 2016.

8.	Fair Value
Fair Value Measurement
The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Level 2.	Financial assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets.

b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.
During the second quarter of 2016 the Company adopted guidance issued by the FASB that removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the NAV as a practical expedient.
Assets Measured at Fair Value on a Recurring Basis
The following is a description of the valuation technique used to measure fair value of assets accounted for at fair value on a recurring basis and the general classification of the investment pursuant to the fair value hierarchy.
Investment in Unconsolidated Venture
The Company accounts for its investment in an unconsolidated venture at fair value based upon its share of the NAV of the underlying investment companies. The Company reviews the NAV provided by the underlying investment companies on an ongoing basis. As of September 30, 2016, the fair value of the Company’s investment in an unconsolidated venture was $1.9 million. Because the Company utilizes NAV to determine fair value as a practical expedient, the Company will not present its investment in the unconsolidated venture within the fair value hierarchy.

9.	Subsequent Events
Reclassification of Shares:
On August 22, 2016, the Company filed a post-effective amendment to its registration statement that reclassified the Company’s common stock offered pursuant to its registration statement into Class A Shares, Class T Shares, and Class I Shares. The SEC declared the post-effective amendment effective on October 26, 2016. Pursuant to the registration statement, as amended, the Company is offering for sale up to $1,800,000,000 in shares of common stock at a price of $10.1111 per Class A Share, $9.5538 per Class T Share and $9.10 per Class I Share in the Primary Offering, and up to $200,000,000 in shares under the DRP at a price of $9.81 per Class A Share, $9.27 per Class T Share and $9.10 per Class I Share. The following table presents the differences in fees and selling commissions between the classes of the Company’s common stock:

	Class A Shares	Class T Shares	Class I Shares
Initial Offering Price	$10.11	$9.55	$9.10
Selling Commissions (per share)	7.00%	2.00%	None
Dealer Manager Fee (per share)	3.00%	2.75%	None
Distribution Fee (per share)	None	1.00%	None
Common Stock from Primary Offering
For the period from October 1, 2016 through November 4, 2016, the Company issued 10,187 and 27,842 shares of Class A and Class T common stock, representing gross proceeds of $0.1 million and $0.3 million, respectively.
Distributions
On November 10, 2016, the board of directors of the Company approved a daily cash distribution of $0.000273973 per share of common stock for each of the three months ended March 31, 2017. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution was accrued.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NorthStar Realty and RXR Purchase of Common Stock
On November 10, 2016, the Company’s board of directors approved the sale of 596 and 199 shares of the Company’s Class A common stock for $5,423 and $1,808 to NorthStar Realty and RXR, respectively, pursuant to the Distribution Support Agreement.
Extension of the Offering
On November 10, 2016, the board of directors of the Company determined to extend the Offering for one year to February 9, 2018. The board has the right to further extend or terminate the Offering at any time.
Distribution Support Agreement
On November 10, 2016, the board of directors of the Company amended and restated the Distribution Support Agreement to extend the term of the Distribution Support Agreement for the period ending upon the termination of the primary portion of the Offering.
Special Stock Dividend
On November 10, 2016, the board of directors of the Company authorized special stock dividends to all Class A, Class T and Class I stockholders of record on the close of business on the earlier of: (a) the date on which the Company raises $25 million from the sale of shares pursuant to the Offering or (b) a date determined in the Company’s management’s discretion, but in any event no earlier than January 1, 2017 and no later than December 31, 2017. The special stock dividend will be in an amount equal in value to 10.0% of the current gross offering price of each issued and outstanding Class A, Class T and Class I Share on the record date. The special stock dividends will be issued in shares of the same class as the shares on which the stock dividends are being made within 90 days following the record date. No selling commissions or dealer manager fees will be paid in connection with the issuance of the special stock dividend.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our unaudited consolidated financial statements and notes thereto included in Item 1. “Financial Statements” of this report. References to “we,” “us” or “our” refer to NorthStar/RXR New York Metro Real Estate, Inc. and its subsidiaries unless the context specifically requires otherwise.
Introduction
We were formed to acquire a high-quality commercial real estate, or CRE portfolio, concentrated in the New York metropolitan area and, in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. We intend to complement this strategy by originating and acquiring: (i) CRE debt including, subordinate loans and participations in such loans and preferred equity interests; and (ii) joint ventures and partnership interests in CRE related investments. We were formed on March 21, 2014 as a Maryland corporation and intend to make an election to qualify as a real estate investment trust or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending December 31, 2016.
We are externally managed by NSAM J-NS/RXR Ltd, or our Advisor, a subsidiary of our co-sponsor NorthStar Asset Management Group Inc. (NYSE: NSAM). NSAM provides asset management and other services to publicly-traded REITs, including NorthStar Realty Finance Corp. (NYSE: NRF), or NorthStar Realty, and NorthStar Realty Europe Corp. (NYSE: NRE), NSAM’s sponsored companies that raise capital through the retail market, as well as any future sponsored companies, including funds, joint ventures and partnerships both in the United States and internationally, collectively the NSAM Managed Companies. As of September 30, 2016, NSAM has an aggregate of $39.3 billion of assets under management, adjusted for commitments to acquire or sell certain investments by NSAM and NSAM Managed Companies. We are sub-advised by RXR NTR Sub-Advisor LLC, or our Sub-Advisor, a Delaware limited liability company and a subsidiary of our co-sponsor, RXR Realty LLC, or RXR. RXR is a leading real estate owner, manager and developer in the New York metropolitan area. As of September 30, 2016, RXR’s operating platform managed 90 commercial real estate properties and investments comprising approximately 25.1 million square feet with an aggregate gross asset value of approximately $15.0 billion. In addition, RXR has a residential development pipeline of approximately 3,200 units. We, our Advisor and our Sub-Advisor, entered into a sub-advisory agreement delegating certain investment responsibilities of our Advisor to our Sub-Advisor. NSAM and RXR are collectively referred to as our Co-Sponsors. Our dealer manager for the Offering is an affiliate of our Advisor and a subsidiary of NSAM.
In June 2016, NSAM announced that it entered into a definitive merger agreement with NorthStar Realty and Colony Capital, Inc., or Colony, providing for the combination of NSAM, NorthStar Realty and Colony into a wholly-owned subsidiary of NSAM, as the surviving publicly-traded company for the combined organization that, upon and following the effective time of the mergers, will be named Colony NorthStar, Inc., or Colony NorthStar. As a result of the mergers, Colony NorthStar will be an internally-managed equity REIT, with a diversified real estate and investment management platform. In addition, following the mergers, our Advisor and NorthStar Securities, LLC, or our Dealer Manager, will be subsidiaries of Colony NorthStar. This transaction is expected to close in January 2017, subject to customary closing conditions, including regulatory approvals, and approval by the NSAM’s, NorthStar Realty’s and Colony’s respective shareholders. There is no guarantee this transaction will close on the contemplated terms or within the anticipated timeframe, or at all. We do not expect that this transaction will have a material impact on our operations.
Our primary investment types will be as follows:

•
Commercial Real Estate Equity - Our CRE equity investments will primarily be high-quality commercial real estate concentrated in the New York metropolitan area with a focus on office and mixed use properties and a lesser emphasis on multifamily properties. These investments may include direct and indirect ownership in real estate and real estate assets that may or may not be structurally senior to a third-party partner’s equity.

•	Commercial Real Estate Debt - Our CRE debt investments may include subordinate loans and participations in such loans and preferred equity interests.

•
Commercial Real Estate Securities - Our CRE securities investments may include commercial mortgage backed securities, or CMBS backed by real estate in the New York metropolitan area and may include collateralized debt obligation, or CDO notes and other securities.

We believe that our targeted investment types are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to apply similar portfolio management and servicing skills to maximize value and to protect shareholder capital.
On March 28, 2014, as part of our formation, we issued 16,667 shares of common stock to NorthStar Realty and 5,556 shares of common stock to a subsidiary of RXR for $0.2 million, all of which were subsequently renamed Class A shares. On February 9,

2015, our registration statement on Form S-11 with the U.S. Securities and Exchange Commission, or SEC was declared effective to offer a minimum of $2,000,000 and a maximum of $2,000,000,000 in shares of common stock in a continuous, public offering, of which up to $1,800,000,000 was offered pursuant to our Primary Offering at a purchase price of $10.1111 per Class A Share and $9.5538 per Class T Share and up to $200,000,000 pursuant to our distribution reinvestment plan, or our DRP, at a purchase price of $9.81 per Class A Share and $9.27 per Class T Share.
On August 22, 2016, we filed a post-effective amendment to our registration statement that reclassified our common stock offered pursuant to the registration statement into Class A Shares, Class T Shares, and Class I Shares. The SEC declared the post-effective amendment effective on October 26, 2016. Pursuant to the registration statement, as amended, we are offering for sale up to $1,800,000,000 in shares of common stock at a price of $10.1111 per Class A Share, $9.5538 per Class T Share and $9.10 per Class I Share in the Primary Offering, and up to $200,000,000 in shares under the DRP at a price of $9.81 per Class A Share, $9.27 per Class T Share and $9.10 per Class I Share. The Primary Offering and the DRP are herein collectively referred to as the Offering. We retained our Dealer Manager to serve as the dealer manager for our Primary Offering. Our Dealer Manager is also responsible for marketing our shares being offered pursuant to our Primary Offering. Our board of directors has the right to reallocate shares between our Primary Offering and our DRP.
On December 23, 2015, we commenced operations by satisfying our minimum offering requirement in our Primary Offering as a result of NorthStar Realty and RXR purchasing $1.5 million and $0.5 million in Class A Shares of common stock, respectively.
Our Investments
The following table presents our investments as of September 30, 2016, which remain unchanged through November 4, 2016:

Investment Type:	Number of Properties	Principal Amount / Cost(1)	% of Total
Real estate equity
Operating real estate
Class-A Office Building(2)	1	$4,893,243	100.0%
__________________________________________________________

(1)	Based on the gross cost of the investment, which includes gross purchase price (including financing), deferred costs and other assets.

(2)	Represents our proportionate share of the gross cost of the underlying real estate for our investment in unconsolidated venture.
Commercial Real Estate Equity
Overview
Our CRE equity investments are primarily high-quality commercial real estate concentrated in the New York metropolitan area with a focus on office and mixed use properties and a lesser emphasis on multifamily properties. These investments include direct and indirect ownership in real estate and real estate assets that may or may not be structurally senior to a third-party partner’s equity.
Our Portfolio
As of September 30, 2016, and unchanged through November 4, 2016, $4.9 million, or 100% of our assets were invested in a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas (“1285 AoA”) in midtown Manhattan. As of September 30, 2016, 1285 AoA was 100% occupied with a weighted average lease term of 11.9 years.
The following table presents our real estate property investment through an unconsolidated venture as of September 30, 2016:

Property Type	Number of Portfolios	Number of Properties	Amount(1)	% of Total	Capacity		Primary Locations
Class-A Office Building(2)	1	1	$4,893,243	100.0%	1,790,263	square feet	New York, NY
______________________________________________________

(1)	Based on the gross cost of investment, which includes gross purchase price (including financing), deferred costs and other assets.

(2)	Represents our proportionate share of the gross cost of the underlying real estate for our investment in unconsolidated venture.
Commercial Real Estate Debt
Our CRE debt investments may include subordinate loans and participations in such loans and preferred equity interests. As of September 30, 2016, we did not own any debt investments.
Commercial Real Estate Securities
Our CRE securities investments may include CMBS, backed by real estate in the New York metropolitan area and may include CDO notes and other securities. As of September 30, 2016, we did not own any securities investments.

Sources of Operating Revenues and Cash Flows
We will generate revenue from rental income and interest income. Rental and escalation income will be generated from our operating real estate for the leasing of space to various tenants. The leases will be for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases will be recognized on a straight-line basis over the term of the respective leases. Interest income will be generated from our CRE debt and securities investments. Additionally, we will report our proportionate interest of revenues and expenses from CRE investments which we may own through unconsolidated ventures.
Profitability and Performance Metrics
We calculate Funds from Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, and Modified Funds from Operations, or MFFO, as defined by Investment Program Association, or IPA, to evaluate the profitability and performance of our business.
Outlook and Recent Trends
The New York City economy continues to outperform the national economy. The City’s labor market remained strong at the end of third quarter 2016, with total employment declining slightly to 4.3 million payrolls, 11,600 jobs below the record high posted in April. While the labor market remained mostly flat in the third quarter, the City’s performance from the same period last year remained positive, with every sector except financial services adding jobs. As a result, in the twelve month period ending September 2016, New York City employment increased by 89,100 jobs, or 2.1%, 40 basis points above the United States growth rate and 80 basis points above the New York State growth rate. New York City’s unemployment rate rose 60 basis points from the same period last year to 5.8%. We suspect this is due, at least in part, to prospective workers seeking to return to the labor market, which is often a sign of an improved economy.
At the national level, the Federal Reserve’s December 2015 decision to raise the federal funds rate for the first time in almost a decade reflected a consensus that the economic foundation driving the current expansion is solid, as well as the belief that the labor market is close to or already at full employment. Federal Reserve officials have signaled, and the majority of market participants expect, that an increase in the federal funds rate is likely to occur in December 2016 if the U.S. economy continues to show strength. While some believe that higher interest rates could potentially reduce investor demand in the broader commercial real estate market, we expect real estate prices and returns to remain attractive. Some of the initial negative reactions to the Brexit vote in June 2016 seems to be dissipating. Initially there was a negative impact to London property stocks, however those stocks have already recovered some of their lost value. We believe that over the next few years, the United Kingdom’s exit from the European Union will be finalized and during that time, other cities around the world could potentially see an uptick in demand as a result. The New York Metropolitan area represents one of the more robust real estate markets in the world given its size, density and economic vitality and while we do not anticipate a massive outflow of capital from London, we believe New York City could be a beneficiary of any movement in capital seeking stability.
We believe the New York metropolitan area will remain a strong market for commercial real estate investing in the United States. Investment sales activity continued its strong pace in 2016 with 346 transactions totaling $32.5 billion through the third quarter, according to Jones Lang LaSalle. While 2016 investment sales activity will likely fall below 2015’s record-breaking year totaling $60.3 billion, the market will outpace the previous five-year average of $36 billion of annual investment activity. New York City continues to attract strong international investment in real estate and a disproportionate share of foreign capital flows as compared to other major U.S. cities. Through the third quarter of 2016, 43% of New York City investment volume was attributable to foreign capital. By way of comparison, the next most heavily invested U.S. markets are San Francisco/San Jose, with 7.6% of total international capital and Los Angeles at 5.1%.
The combination of institutional and foreign investor interest and expanding growth in the media and technology sectors continue to support robust transaction volume and valuations. The recovery of the Manhattan office market since the Great Recession has been driven largely by growth in the creative industries-tech, advertising, media and information, or TAMI, and nonbanking financial services, including asset management and private equity. Manhattan overall asking rents increased by 0.6% to $76.74 per square foot (PSF) in the third quarter of 2016, due to a 25% increase of renewal activity and large deal flow in Midtown. Asking rents were up from the second quarter of 2016 and ended the third quarter of 2016 above the previous market peak of $72.17 PSF in 2008 according to Newmark Grubb Knight Frank.
The Manhattan office market leased 8.6 million square feet in the third quarter, a decrease from the 9.8 million square feet leased in the previous quarter, and below the 10-year historical quarterly average of 9.2 million square feet. Through the first three quarters of 2016, leasing activity totaled 27.6 million square feet, on par with the 10-year average and up 3.7% from the 26.6 million square feet total year-over-year, according to Newmark Grubb Knight Frank. According to Colliers, Manhattan’s availability rate increased slightly to 10.0% in the third quarter, compared to 9.9% at the end of the second quarter. Availability is at a historically low level since 2008 and well below the Great Recession high of 12.8% in the first quarter of 2009.

In terms of square footage, the size of Manhattan’s office market is larger than the next five U.S. office markets combined. Furthermore, we believe the three main submarkets within Manhattan (Midtown, Midtown South and Downtown) are dynamic and may operate independently. In Midtown, there are at least 12 previously built Class A office buildings that already are, or in the next five years will become more than 75% vacant due to relocations west and south. Companies such as Time Warner, Conde Nast, L’Oréal and KKR are relinquishing contiguous blocks of space in prestigious buildings throughout Midtown’s more traditional submarkets and decamping to new product. Large blocks of previously constructed space in Midtown South and Downtown have been backfilled by Midtown tenants. Tenants that have relocated Downtown now typically pay rent in the $40 to $60 PSF range as opposed to $70 to $90 PSF in Midtown. Class A asking rents in Downtown Manhattan have increased 34.8% in the past three years, but remain 24.7% below the Midtown average per Newmark Grubb Knight Frank.
While Midtown may be facing upcoming vacancies, in Midtown South, landlords have already begun to adjust assets in an attempt to attract rapidly expanding TAMI tenants from increasingly narrow confines of Midtown South. TAMI tenants have focused on Midtown South for its many side-core buildings that sometimes present better opportunities for open-seated floor plans versus Midtown’s center-core assets that may be more conducive towards large, private offices. However, several high-profile tech and creative tenants migrated north and west in the last year to take advantage of the larger floor plates as TAMI employment in New York City has increased considerably over the past year, dramatically surpassing the growth rate of the financial industry. Landlords targeting these tenants are adopting modern amenities aimed to please millennials, the core of the industry’s employment base. The TAMI sector accounted for 23.0% of leasing in the third quarter.
Still, we expect that buildings that are amenity-laden have modern infrastructures and/or hold a certain cache will continue to catch the attention of tenants. In fact, eight of the ten largest deals in New York City occurred in Midtown, which experienced over 6.2 million square feet and 72.1% of all Manhattan deals in the third quarter. We believe that Midtown buildings seeking to attract tenants over the next several years will have to be flexible and creative; the buildings will have to adapt to a changing world. Employment space has increased in density as the amount of square feet per employee is dropping for tenants across industries. Certain industries reserve more usable square feet to provide amenities to employees as a means of motivation.
We have observed building owners planning to market large amounts of available space in the coming years begin taking measures to reposition assets, renaming buildings, seeking non-traditional office occupying tenants, offering distinctive amenities, approving lobby renovations and/or infrastructure changes, as well as completely reimagining their structures.
Urban Suburban Markets
RXR has traditionally been a significant player in the New York City suburbs, and we continue to expect to find two main types of attractive investment opportunities in these markets. First, we expect that traditional residential and commercial suburban assets within transit oriented downtowns may see increased demand, as the broader economy recovers and employment improves resulting in the growth of small- and medium-sized service businesses inherent to such suburban markets. In addition, we expect that demand may increase as individuals and companies find themselves priced out of core New York City markets (and, potentially, certain outer borough locations), but continue to desire proximity to the many strengths of the metropolitan region. We believe that this trend could create a new “suburban moment” after several years of retrenchment. This dynamic would be created by the very success of New York City in contrast to the last half-century when suburbs largely expanded as a result of urban dysfunction.
Second, we believe that a new type low-density suburban product may prove increasingly desirable to both young people, who seek an urban lifestyle yet appreciate the benefits of the suburbs, and retiring baby boomers, who no longer have the financial and physical wherewithal to maintain large suburban residences and who likely find car-dependent lifestyles more challenging. This product may additionally address a challenge RXR has observed is facing many suburban communities in a need to grow their tax bases to cover increasing legacy costs with limited land available for development.
New York Metropolitan Area Residential Market
According to Douglas Elliman’s third quarter 2016 Manhattan Sales and Manhattan, Brooklyn and Queens Rentals report, Manhattan housing prices pushed higher, reaching a new record with re-sale inventory and a heavy volume of closings of luxury new development sales that went into contract 12 to 18 months ago. Manhattan median rental prices year to date for existing properties declined slightly by 1.2% but increased 48.9% for newly developed properties as demand for new inventory strengthened. The new development metric was skewed by the Q3 sale of nearly 80 luxury condos/co-ops (sales greater than $10 million). Key market drivers include employment gains, a booming tech sector, tight credit conditions and low inventory and mortgage rates.
The amount of supply and construction at the ultra-luxury end of the residential market may be cause for concern, but there is a continued lack of supply and inventory growth for renters and buyers seeking to access more affordable options. Brooklyn and Queens markets moved higher relative to prior year levels as overall price indicators moved higher. Sales activity in Manhattan remained below the records set last year, but was higher than the long-term average and are expected to stay above average in coming quarters. With the high costs of Manhattan housing and $36 billion of transportation infrastructure development planned in the next two to three years, we believe there will be a significant increase in demand in the surrounding housing markets including

Brooklyn, Long Island and Westchester. Brooklyn, New York’s most populous borough with 2.7 million residents, has seen a migration of renters along transportation corridors, raising average rents by 2.2% year-over-year. Long Island is faced with an aging supply of multifamily homes with 78% of all inventory constructed prior to 1990. Further, rental residential demand continues to increase as the aging population and millennials, comprising 40% of the Long Island’s population, search for new housing options. Westchester also suffers from a limited supply of rental apartments, as the percentage of renter-occupied housing units is 38%, among the lowest in the metropolitan area.
Non-traded REIT capital raising was down year over year by 20% in 2014 (with approximately $16 billion in equity raised) and 2015 sales were down 36% year over year compared to 2014. Despite this declining industry trend, our co-sponsor was able to gain market share with its non-traded REITs during this time, having a 7% market share in 2014 increasing to 13% in 2015. In April of 2016, the retail industry experienced the implementation of FINRA 15-02 related to disclosure on broker-dealer account statements and the final ruling of the U.S. Department of Labor’s “fiduciary” standard for retirement accounts. Although the final fiduciary rule was more favorable to both sponsors and broker-dealers in the retail industry than initial proposals, the impact of both of these events has been a sharp decline in capital raising in the retail market as evidenced by the overall non-traded REIT capital raising being down 55% year over year as of the end of the third quarter, according to Robert A. Stranger & Co. Inc. Our co-sponsor has seen sales and its market share decline in 2016 as a result.  However, we anticipate the market improving as it adapts to these changes and we expect our capital raising to gain momentum in the near term. Our co-sponsor believes this opportunity will be enhanced once the merger of our co-sponsor with NorthStar Realty and Colony has closed.
Our Strategy
Our primary business objective is to acquire high-quality commercial real estate, including value-add real estate investment opportunities in the New York metropolitan area and New York City which will allow us to generate consistent current returns, optimize the risk-return dynamic for our stockholders and realize appreciation opportunities in the portfolio. We may also originate and acquire a diversified portfolio of CRE debt and securities, respectively, secured primarily by collateral in the same geographic area. We will focus on investments which emphasize both current income and capital appreciation, seeking to provide a balanced portfolio that leverages our Advisor Entities’ local expertise and maximizes our ability to pursue a range of opportunities throughout the real estate capital structure. We expect to acquire more than a majority of our investments through joint venture arrangements with RXR Value Added Fund III, an institutional real estate investment fund affiliated with RXR, or future funds or investment entities advised by affiliates of RXR. We intend to prudently leverage our real estate assets and other CRE investments in order to diversify our capital and enhance returns. We also believe that our targeted investment types are complementary to each other due to their overlapping sources of investment opportunities, common reliance on CRE fundamentals and ability to apply similar portfolio management and servicing skills to maximize value and to protect shareholder capital.
We believe the combination of our co-sponsors’ strengths will contribute to our performance. Our Advisor Entities will utilize the personnel, resources and capital of our co-sponsors to select our investments and manage our day-to-day operations. We believe that we will benefit from our advisor’s and sub-advisor’s affiliation with our co-sponsors given each co-sponsor’s corporate, investment and operating platforms are well established with significant experience in CRE investing (including management of multiple public companies), allowing us to achieve our investment objectives and create stockholder value. In addition, we believe that our advisor’s and its affiliates’ capabilities will be strengthened and enhanced as a result of the pending mergers of our co-sponsor, NSAM, with Colony and NorthStar Realty, as discussed above.
We expect to use the net proceeds from our continuous, public offering of a maximum of $2.0 billion in shares of common stock, in any combination of Class A Shares, Class T Shares, Class I Shares, and proceeds from other financing sources to carry out our primary business objectives of acquiring, originating and managing our investment portfolio. We raised total gross proceeds of $4.4 million from inception through November 4, 2016.
The following table presents our investment activity in 2016 and from inception through November 4, 2016:

	Nine Months Ended	From Inception through
	September 30, 2016	November 4, 2016
Investment Type:	Amount(1)	Amount(1)
Real estate equity(2)	$4,893,243	$4,893,243
Total	$4,893,243	$4,893,243
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(1)	Based on the gross cost of the investment, which includes gross purchase price (including financing), deferred costs and other assets.

(2)	Represents our proportionate share of the gross cost of the underlying real estate for our investment in unconsolidated venture.

Financing Strategy
We use asset-level financing as part of our investment strategy to prudently leverage our investments while managing refinancing and interest rate risk. Our Advisor Entities are responsible for managing such financing and interest rate risk on our behalf. Borrowing levels for commercial real estate investments may change depending upon the nature of the assets and the related financing. Our financing strategy for our real estate will typically use long-term, non-recourse mortgage loans. We intend to pursue a variety of financing arrangements such as mortgage notes, credit facilities, securitization financing transactions and other term borrowings. We may, as circumstances warrant, use prudent levels of recourse financing.
Although we will have a limitation on the maximum leverage for our portfolio, which approximates 75% of the aggregate cost of our assets (excluding indirect leverage held through our unconsolidated joint venture investments), other than intangibles, before deducting loan loss reserves, other non-cash reserves and depreciation, we do not have a targeted debt-to-equity ratio on an asset-by-asset basis, as we believe the appropriate leverage for the particular assets we finance depends on the specific credit characteristics of each asset. We will use leverage for the sole purpose of financing our investments and diversifying our equity and we will not employ leverage to speculate on changes in interest rates. We also will seek assignable financing when available. Once we have fully invested the proceeds of our Offering, we expect that our financing may approximate 50% of the cost of our investments, excluding indirect leverage held through our unconsolidated joint venture investments, although it may exceed this level during our organization and offering stage.
Our financing strategy for our debt and securities investments will be dependent on our ability to obtain match-funded borrowings at rates that provide a positive net spread, generally using credit facilities and securitization financing transactions.
Portfolio Management
Our Advisor Entities maintain a comprehensive portfolio management process that generally includes day-to-day oversight by the portfolio management and servicing team, regular management meetings and an exhaustive quarterly credit review process. These processes are designed to enable management to evaluate and proactively identify asset-specific credit issues and trends on a portfolio-wide basis. For our joint venture investments, we intend to rely on affiliates of our Sub-Advisor to provide certain asset management, property management and/or other services in managing our joint investments. Nevertheless, we cannot be certain that our Advisor Entities review will identify all issues within our portfolio due to, among other things, adverse economic conditions or events adversely affecting specific assets; therefore, potential future losses may also stem from investments that are not identified during these credit reviews. Our Advisor Entities, under the direction of the investment committee, use many methods to actively manage our asset base to preserve our income and capital. Credit risk management is the ability of our Advisor Entities to manage our assets in a manner that preserves principal/cost and income and minimizes credit losses that could decrease income and portfolio value. For real estate equity and CRE debt investments, frequent re-underwriting and dialogue with borrowers/partners and regular inspections of our collateral and owned properties have proven to be an effective process for identifying issues early. During the quarterly credit review, or more frequently as necessary, investments are put on highly-monitored status and identified for possible loan loss reserves/asset impairment, as appropriate, based upon several factors, including missed or late contractual payments, significant declines in collateral performance and other data which may indicate a potential issue in our ability to recover our invested capital from an investment. Our Advisor Entities use an experienced portfolio management and servicing team that monitors these factors on our behalf.
Our investments will be reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of our investments may be impaired or that its carrying value may not be recoverable. In conducting these reviews, we consider macroeconomic factors, including real estate sector conditions, together with asset and market specific circumstances among other factors.
Each of our CRE debt investments will be secured by commercial real estate collateral and requires customized portfolio management and servicing strategies for dealing with potential credit situations. The business plan may necessitate a lease reserve or interest or other reserves, whether through proceeds from our loans, borrowings, offering proceeds or otherwise, to support lease payments or debt service and capital expenditures during the implementation of the business plan. There may also be a requirement for the borrower, tenant/operator, guarantor or us, to refill these reserves should they become deficient during the applicable period for any reason.
Critical Accounting Policies
Principles of Consolidation
Our consolidated financial statements include the accounts of us, our operating partnership, or Operating Partnership, and our consolidated subsidiaries. We consolidate variable interest entities, or VIEs, if any, where we are the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by us. All significant intercompany balances are eliminated in our consolidation.

Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. We base the qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. We reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.
A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to our business activities and the other interests. We reassess the determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.
We evaluate our investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether each investment or financing is a VIE. We analyze new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.
Voting Interest Entities
A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If we have a majority voting interest in a voting interest entity, the entity will generally be consolidated. We will not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or a simple majority vote.
We perform on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.
Investments in Unconsolidated Ventures
A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method, at fair value or the cost method.
Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents. Equity method investments are recognized using a cost accumulation model in which the investment is recognized based on the cost to the investor, which includes acquisition fees. We record as an expense certain acquisition costs and fees associated with consolidated investments deemed to be business combinations and capitalize these costs for investments deemed to be acquisitions of an asset, including an equity method investment.
We may account for an investment in an unconsolidated entity at fair value by electing the fair value option. We elected the fair value option for our investment in an unconsolidated venture and record the corresponding results from operations, which includes dividends received and our share of the change in fair value of the underlying investment, as equity in earnings (losses) of unconsolidated venture on the consolidated statements of operations. We measure fair value using the net asset value (“NAV”) of the underlying investment as a practical expedient as permitted by the guidance on fair value measurement. Dividends received in excess of cumulative equity in earnings from the unconsolidated venture will be deemed as a return of capital.
We may account for an investment that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if we determine the investment in the unconsolidated entity is insignificant. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.
Operating Real Estate
Operating real estate will be carried at historical cost less accumulated depreciation. Operating real estate will be depreciated using the straight-line method over the estimated useful life of the assets. Ordinary repairs and maintenance will be expensed as incurred. Major replacements and betterments which improve or extend the life of the asset will be capitalized and depreciated over their useful life. We will account for purchases of operating real estate that qualify as business combinations using the acquisition method, where the purchase price is allocated to tangible assets such as land, building, improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination will be expensed and included in transaction costs in the consolidated statements of operations.
Real Estate Debt Investments
CRE debt investments are generally intended to be held to maturity and, accordingly, will be carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired will be carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where we do not intend to hold the loan for the foreseeable future or until its expected payoff will be classified as held for sale and recorded at the lower of cost or estimated value.
We may syndicate a portion of the CRE debt investments that we will originate or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, we will no longer recognize the CRE debt investment sold as an asset and will recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold. Any related unamortized deferred origination fees, original issue discounts, loan origination costs, discounts or premiums at the time of sale will be recognized as an adjustment to the gain or loss on sale, which will be included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication will be recognized as part of interest income.
Real Estate Securities
We will classify its CRE securities investments as available for sale on the acquisition date, which will be carried at fair value. Unrealized gains (losses) will be recorded as a component of accumulated OCI in the consolidated statements of equity. However, we may elect the fair value option for certain of our available for sale securities, and as a result, any unrealized gains (losses) on such securities will be recorded in unrealized gain (loss) on investments and other in the consolidated statements of operations.
Revenue Recognition
Operating Real Estate
Rental and escalation income from operating real estate will be derived from leasing of space to various types of tenants. Rental revenue recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. The leases will be for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases will be recognized on a straight-line basis over the term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases will be included in unbilled rent receivable on the consolidated balance sheets. We will amortize any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Escalation income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by us on behalf of the respective property. This revenue will be accrued in the same period as the expenses are incurred.
In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, we will evaluate the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, we may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and other income for above- and below-market lease intangibles and depreciation and amortization for the remaining lease related assets groups in the consolidated statements of operations.
Real Estate Debt Investments
Interest income will be recognized on an accrual basis and any related premium, discount, origination costs and fees will be amortized over the life of the investment using the effective interest method. The amortization will be reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount will be discontinued if such loan is reclassified to held for sale.
Real Estate Securities
Interest income will be recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.
Credit Losses and Impairment on Investments
Operating Real Estate
Our real estate portfolio will be reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value will be considered impaired if our estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, we will consider U.S. macroeconomic factors, real estate sector, asset specific conditions and other factors. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in the consolidated statements of operations.
An allowance for a doubtful account for a tenant receivable will be established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, we will establish, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.
Real Estate Debt Investments
Loans will be considered impaired when, based on current information and events, it is probable that we will not be able to collect principal and interest amounts due according to the contractual terms. We will assess the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis, or more frequently as necessary. Significant judgment of management will be required in this analysis. We will consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination will be based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve will be recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan will be maintained at a level that is determined to be adequate by management to absorb probable losses.
Income recognition will be suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments will be applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest will be recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. A loan will be written off when it is no longer realizable and/or legally discharged.
Investments in Unconsolidated Ventures
We will review our investments in unconsolidated ventures for which we did not elect the fair value option on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value may be impaired or that its carrying value may not be recoverable. An investment is considered impaired if the projected net recoverable amount over the expected holding period is less than the carrying value. In conducting this review, we will consider U.S. and global macroeconomic factors, including real estate sector conditions, together with investment specific and other factors. To the extent an impairment has occurred and is considered to be other than temporary, the loss will be measured as the excess of the carrying value of the investment over the estimated fair value and recorded in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations.

Real Estate Securities
CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments and other as losses occur.
CRE securities for which the fair value option is not elected will be evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses will be recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment will be recognized as a component of accumulated OCI in the consolidated statements of equity. The portion of OTTI recognized through earnings will be accreted back to the amortized cost basis of the security through interest income, while amounts recognized through OCI are amortized over the life of the security with no impact on earnings. CRE securities which are not high-credit quality will be considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued an accounting update requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The accounting standard update will replace most of the existing revenue recognition guidance currently promulgated by the accounting principles generally accepted by the United States, or U.S. GAAP. In July 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The effective date of the new revenue standard for us will be January 1, 2018. We are in the process of evaluating the impact, if any, of the update on our consolidated financial position, results of operations and financial statement disclosures.
In February 2015, the FASB issued updated guidance that changes the rules regarding consolidation. The pronouncement eliminates specialized guidance for limited partnerships and similar legal entities and removes the indefinite deferral for certain investment funds. The new guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. We adopted this guidance in the first quarter of 2016 and determined our Operating Partnership is considered a VIE. We are the primary beneficiary of the VIE, the VIE’s assets can be used for purposes other than the settlement of the VIE’s obligations and our partnership interest is considered a majority voting interest. As such, this standard did not have a material impact on our consolidated financial position or results of operations.
In January 2016, the FASB issued an accounting update that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. We are currently assessing the impact, if any, of the guidance on our consolidated financial position, results of operations and financial statement disclosures.
In February 2016, the FASB issued an accounting update that requires lessees to present right-of-use assets and lease liabilities on the balance sheet. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are evaluating the impact, if any, that this guidance will have on our consolidated financial position, results of operations and financial statement disclosures.
In March 2016, the FASB issued guidance which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment become qualified for equity method accounting. The update should be applied prospectively upon their effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Early adoption is permitted. We concluded that this guidance will not have any impact on our consolidated financial position, results of operations or financial statement disclosures.
In March 2016, the FASB issued guidance which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15,

2017. Early adoption is permitted. We are evaluating the impact, if any, that this guidance will have on our consolidated financial position, results of operations and financial statement disclosures.
In June 2016, the FASB issued guidance which changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Additionally, entities will have to disclose significantly more information including information used to track credit quality by year of origination for most financing receivables. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted. We are evaluating the impact, if any, that this guidance will have on our consolidated financial position, results of operations and financial statement disclosures.
In September 2016, the FASB issued final amendments to clarify how entities should classify certain cash receipts and cash payments on the statement of cash flows as they may have aspects of more than one class of cash flows. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted. We are evaluating the impact, if any, that this guidance will have on our statement of cash flows.
Results of Operations
Three Months Ended September 30, 2016:

Three Months Ended September 30, 2016
Expenses
Asset management and other fees - related party	$15,292
General and administrative expenses	39,771
Total expenses	55,063
Income (loss) before equity in earnings (losses) of unconsolidated venture	(55,063)
Equity in earnings (losses) of unconsolidated venture	15,029
Net income (loss)	$(40,034)
On May 20, 2016 we made our first investment.
Expenses
Asset Management and Other Fees - Related Party
Asset management and other fees - related party comprise asset management fees for the investment in an unconsolidated venture.
General and Administrative Expenses
General and administrative expenses are principally incurred by our Operating Partnership. General and administrative expenses include operating expenses and the amortization of equity based compensation for shares of restricted stock granted to our board of directors.
Equity in Earnings (Losses) of Unconsolidated Venture
Equity in earnings (losses) of unconsolidated venture reflects the dividends received and changes in the fair value of our investment in an unconsolidated venture.

Nine Months Ended September 30, 2016:

Nine Months Ended September 30, 2016
Expenses
Asset management and other fees - related party	$132,460
General and administrative expenses	59,901
Total expenses	192,361
Income (loss) before equity in earnings (losses) of unconsolidated venture	(192,361)
Equity in earnings (losses) of unconsolidated venture	11,408
Net income (loss)	$(180,953)
On May 20, 2016 we made our first investment.
Expenses
Asset Management and Other Fees - Related Party
Asset management and other fees - related party comprise acquisition and asset management fees in connection with our investment in an unconsolidated venture.
General and Administrative Expenses
General and administrative expenses are principally incurred by our Operating Partnership. General and administrative expenses include operating expenses and the amortization of equity based compensation for shares of restricted stock granted to our board of directors.
Equity in Earnings (Losses) of Unconsolidated Venture
Equity in earnings (losses) of unconsolidated venture reflects the dividends received and changes in the fair value of our investment in an unconsolidated venture.
Liquidity and Capital Resources
We are dependent upon the net proceeds from our Offering to conduct our operations. We obtain the capital required to acquire and manage our CRE portfolio and conduct our operations from the proceeds of our Offering and any future offerings we may conduct. We may access additional capital from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of November 4, 2016, we had $2.4 million of investable cash.
If we are unable to raise substantially more funds in our Offering than the minimum offering requirement, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain fixed direct and indirect operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
We currently have no outstanding borrowings and no commitments from any lender to provide us with financing. Our charter limits us from incurring borrowings that would exceed 300% of our net assets. We cannot exceed this limit unless any excess in borrowing over such level is approved by a majority of our independent directors. We would need to disclose any such approval to our stockholders in our next quarterly report along with the justification for such excess. An approximation of this leverage calculation, excluding indirect leverage held through our unconsolidated joint venture investments, is 75% of our assets, other than intangibles, before deducting loan loss reserves, other non-cash reserves and depreciation. Once we have fully invested the proceeds of our Offering, we expect that our financing will not exceed 50% of the greater of the cost or fair value of our investments, excluding indirect leverage held through our unconsolidated joint venture investments, although it may exceed this level during our organization and offering stage.
In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Advisor Entities and our Dealer Manager. During our organization and offering stage, these payments include payments to our Dealer Manager for selling commissions, dealer manager fees and distribution fees and payments to our Dealer Manager and our Advisor Entities, or their affiliates, as applicable, for reimbursement of certain organization and offering costs.

However, we will not be obligated to reimburse our Advisor Entities, or their affiliates, as applicable, to the extent that the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs incurred by us exceed 15% of gross proceeds from our Offering. During our acquisition and development stage, we expect to make payments to our Advisor Entities, or their affiliates, as applicable, in connection with the selection and origination or acquisition of investments, the management of our assets and costs incurred by our Advisor Entities in providing services to us. We entered into advisory and sub-advisory agreements with our Advisor Entities, which have a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our Advisor Entities and our board of directors, including a majority of our independent directors.
We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2016. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare daily distributions and pay distributions on a monthly basis. We have not established a minimum distribution level.
Cash Flows
The following presents our consolidated statement of cash flows for the nine months ended September 30, 2016:

Nine Months Ended September 30, 2016
Cash flow provided by (used in):
Operating activities	$(147,268)
Investing activities	(1,900,000)
Financing activities	1,803,527
Net increase (decrease) in cash	$(243,741)
Nine Months Ended September 30, 2016
Operating Activities
Net cash used in operating activities was $147,268 for the nine months ended September 30, 2016, primarily related to asset management and acquisition fees incurred as a result of our investment in 1285 AoA as well as other operating expenses.
Investing Activities
Net cash used in investing activities was $1,900,000 for the nine months ended September 30, 2016, related to our investment in 1285 AoA.
Financing Activities
Net cash provided by financing activities was $1,803,527 for the nine months ended September 30, 2016, related to proceeds from the issuance of common stock, offset by dividends paid on our common stock.
Off-Balance Sheet Arrangements
We have certain arrangements which do not meet the definition of off-balance sheet arrangements, but do have some of the characteristics of off-balance sheet arrangements. We have made an investment in an unconsolidated venture. Refer to Note 3 “Investment in Unconsolidated Venture” in Item 1. “Financial Statements” for a discussion of such unconsolidated venture in our consolidated financial statements. Our exposure to loss is limited to the carrying value of our investment.
Related Party Arrangements
Advisor Entities
Subject to certain restrictions and limitations, our Advisor Entities are responsible for managing our affairs on a day-to-day basis and for identifying, acquiring, originating and asset managing investments on our behalf. Our Advisor Entities may delegate certain of their obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to the Advisor Entities include the Advisor Entities and any such affiliated entities. For such services, to the extent permitted by law and regulations, our Advisor Entities receive fees and reimbursements from us, of which our Sub-Advisor generally receives 50% of all fees and up to 25% of all reimbursements.

In June 2016, our advisory agreement with our Advisor was renewed for an additional one-year term commencing on June 30, 2016, and accordingly, the term of our sub-advisory agreement with our Sub-Advisor was also extended for one year. Both agreements were renewed on terms identical to those in effect through June 30, 2016.
We pay our Sub-Advisor, or its affiliates, development, leasing, property management and construction related service fees that are usual and customary for owners and operators in the geographic area of the property. Below is a description and table of the fees and reimbursements incurred to our Advisor Entities.
Fees to Advisor Entities
Asset Management Fee
Our Advisor Entities receive a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or our proportionate share thereof in the case of an investment made through a joint venture).
Incentive Fee
Our Advisor, or its affiliates, is entitled to receive distributions equal to 15.0% of our net cash flows, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital.
Acquisition Fee
Our Advisor Entities also receive fees for providing structuring, diligence, underwriting advice and related services in connection with real estate acquisitions equal to 2.25% of each real estate property acquired by us, including acquisition costs and any financing attributable to an equity investment (or our proportionate share thereof in the case of an indirect equity investment made through a joint venture or other investment vehicle) and 1.0% of the amount funded or allocated by us to acquire or originate CRE debt investments, including acquisition costs and any financing attributable to such investments (or our proportionate share thereof in the case of an indirect investment made through a joint venture or other investment vehicle). An acquisition fee incurred related to an equity investment is generally expensed as incurred. A fee paid to our Advisor Entities in connection with the acquisition of an equity or CRE debt investment in an unconsolidated joint venture is generally included in investments in unconsolidated ventures on our consolidated balance sheets when the fair value option is not elected for the investment, but is expensed as incurred when the fair value option is elected. A fee paid to our Advisor Entities in connection with the origination or acquisition of CRE debt investments is included in CRE debt investments, net on our consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.
Disposition Fee
For substantial assistance in connection with the sale of investments and based on the services provided, as determined by our independent directors, our Advisor Entities receive a disposition fee equal to 2.0% of the contract sales price of each property sold and 1.0% of the contract sales price of each CRE debt investment sold or syndicated. We do not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by our borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction; or (ii) the amount of the fee paid by our borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a CRE debt investment, we will pay a disposition fee upon the sale of such property. A disposition fee from the sale of an investment is generally expensed and included in asset management and other fees - related party in our consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on our consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.
Reimbursements to Advisor Entities
Operating Costs
Our Advisor Entities are entitled to receive reimbursement for direct and indirect operating costs incurred by our Advisor Entities in connection with administrative services provided to us. Our Advisor Entities allocate, in good faith, indirect costs to us related to our Advisor Entities and their affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with our Advisor Entities. The indirect costs include our allocable share of our Advisor Entities compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing our affairs, based upon the percentage of time devoted by such personnel to our affairs. The indirect costs also include rental and occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses also allocated based on the percentage of time devoted by personnel to our affairs. However, there is no reimbursement for personnel costs related to executive officers (although there may be reimbursement for certain executive officers of our Advisor) and other personnel involved in activities for which our Advisor Entities receive an acquisition fee or a disposition fee. Our Advisor Entities allocate these costs to us relative to their and their affiliates’ other managed companies in good faith and have reviewed the allocation with our board of directors, including our independent directors. Our Advisor Entities update the board of directors on a quarterly basis of any material changes to the expense allocation and provide a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. We reimburse our Advisor Entities quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of our average invested assets; or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, we may reimburse our Advisor Entities for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We calculate the expense reimbursement quarterly based upon the trailing twelve-month period.
Organization and Offering Costs
Our Advisor Entities are entitled to receive reimbursement for organization and offering costs paid on our behalf in connection with our Offering. We are obligated to reimburse our Advisor Entities, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs do not exceed 15% of gross proceeds from our Offering. Our Advisor Entities do not expect reimbursable organization and offering costs, excluding selling commissions, dealer manager fees and distribution fees, to exceed $18.0 million, or approximately 1.0% of the total proceeds available to be raised from our Offering. We will not reimburse our Advisor Entities for any organization and offering costs that our independent directors determine are not fair and commercially reasonable to us. We record organization and offering costs each period based on an allocation of expected total organization and offering costs to be reimbursed. Organization costs are recorded in general and administrative expenses in our consolidated statements of operations and offering costs were recorded as a reduction to equity.
Dealer Manager
Selling Commissions, Dealer Manager Fees and Distribution Fees
Pursuant to a dealer manager agreement, we pay our Dealer Manager selling commissions of up to 7.0% of gross proceeds from the sale of Class A Shares and up to 2.0% of the gross proceeds from the sale of Class T Shares issued in our Primary Offering, all of which are reallowed to participating broker-dealers. We pay our Dealer Manager a dealer manager fee of up to 3.0% of gross proceeds from the sale of Class A Shares and up to 2.75% of the gross proceeds from the sale of Class T Shares issued in our Primary Offering, a portion of which is typically reallowed to participating broker-dealers and paid to certain employees of our Dealer Manager.
In addition, we pay our Dealer Manager a distribution fee of up to 1.0% annually of gross proceeds from the sale of Class T Shares issued in our Primary Offering, all of which are reallowed to participating broker-dealers. Our Dealer Manager will cease receiving distribution fees with respect to each Class T Share upon the earliest of the following to occur: (i) a listing of our shares of common stock on a national securities exchange; (ii) such Class T Share is no longer being outstanding; (iii) our Dealer Manager’s determination that total underwriting compensation, with respect to all Class A Shares, Class T Shares, and Class I Shares would be in excess of 10% of the gross proceeds of our Primary Offering; or (iv) the end of the month in which total underwriting compensation, with respect to Class T Shares held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary Class T Shares held in such account.
No selling commissions or dealer manager fees are paid for sales pursuant to our DRP or our distribution support agreement, or our Distribution Support Agreement.
During the nine months ended September 30, 2016, $24,881 of distribution fees were recorded as a reduction to stockholders’ equity. As of September 30, 2016, the estimated liability for the present value of the expected future distribution fees payable to the Dealer Manager, which is included in due to related party on our consolidated balance sheets, with an offset to additional paid-in capital, was $24,031.

Summary of Fees and Reimbursements
The following table presents the fees and reimbursements incurred to our Advisor Entities and our Dealer Manager for the three and nine months ended September 30, 2016 and the amount due to related party as of September 30, 2016 and December 31, 2015:

		Three Months Ended	Nine Months Ended	Due to Related Party as of
Type of Fee or Reimbursement	Financial Statement Location	September 30, 2016	September 30, 2016	September 30, 2016	December 31, 2015
Fees to Advisor Entities
Asset management	Asset management and other fees - related party	$15,292	$22,362	$—	$—
Acquisition(1)	Asset management and other fees- related party	—	110,098	—	—
Reimbursements to Advisor Entities
Operating costs(2)	General and administrative expenses	9,175	18,415	—	—
Organization(3)	General and administrative expenses	782	1,020	1,020	1,000
Offering(3)	Cost of capital(4)	14,870	19,391	19,391	19,000
Selling Commissions	Cost of capital(4)	71,310	95,619	—	—
Dealer Manager Fees	Cost of capital(4)	46,840	60,729	—	—
Distribution Fees	Cost of capital(4)	654	850	24,322	—
Total		$158,923	$328,484	$44,733	$20,000
_________________________________________________

(1)
Acquisition fees related to investments in unconsolidated joint ventures are generally included in investments in unconsolidated ventures on the consolidated balance sheets when the fair value option is not elected for the investment, but is expensed as incurred when the fair value option is elected. The Advisor Entities may determine to defer fees or seek reimbursement.

(2)	As of September 30, 2016, our Advisor Entities have incurred unreimbursed operating costs on our behalf of $10.2 million, that remain eligible to allocate to us.

(3)	As of September 30, 2016, our Advisor Entities have incurred unreimbursed organization and offering costs on our behalf of $4.5 million, that remain eligible to allocate to us.

(4)	Cost of capital is included in net proceeds from issuance of common stock in our consolidated statements of equity.
Distribution Support Agreement
Pursuant to our Distribution Support Agreement, NorthStar Realty and RXR committed to purchase 75% and 25%, respectively, of up to an aggregate of $10.0 million in shares of our common stock at a current offering price for Class A shares, net of selling commissions and dealer manager fees, if cash distributions exceed modified funds from operations (as computed in accordance with the definition established by the IPA, and adjusted for certain items) to provide additional funds to support distributions to our stockholders. On December 23, 2015, NorthStar Realty and RXR purchased 164,835 and 54,945 shares of our Class A common stock for $1.5 million and $0.5 million, respectively, under the Distribution Support Agreement to satisfy the minimum offering requirement, which reduced the total commitment. For the nine months ended September 30, 2016, pursuant to the Distribution Support Agreement, NorthStar Realty and RXR purchased an additional 86 and 28 shares of our Class A common stock, respectively, for an aggregate amount of approximately $1,000.
NorthStar Realty and RXR
In December 2013, NorthStar Realty entered into a strategic transaction with RXR. The investment in RXR includes an approximate 27% equity interest. NorthStar Realty’s equity interest in RXR is structured so that NSAM may be entitled to certain fees in connection with RXR’s investment management business.
Investment in Unconsolidated Venture
On May 20, 2016, through a subsidiary of our operating partnership, we completed the acquisition of a non-controlling interest in 1285 AoA, a 1.8 million square foot Class-A office building located in midtown Manhattan for a purchase price of approximately $1.9 million, including closing costs. The acquisition was part of an approximately $1.65 billion transaction sourced by RXR, our co-sponsor and affiliate of its sub-advisor. The purchase of the 1285 AoA interest was financed by the purchasers with $1.1 billion of acquisition financing and an additional $100.0 million future funding facility, with a seven-year term at a weighted average fixed interest rate of approximately 4.3% per annum. The purchase was approved by our board of directors, including all of its independent directors.

Recent Developments
Reclassification of Shares:
On August 22, 2016, we filed a post-effective amendment to our registration statement that reclassified our common stock offered pursuant to our registration statement into Class A Shares, Class T Shares, and Class I Shares. The SEC declared the post-effective amendment effective on October 26, 2016. Pursuant to the registration statement, as amended, we are offering for sale up to $1,800,000,000 in shares of common stock at a price of $10.1111 per Class A Share, $9.5538 per Class T Share and $9.10 per Class I Share in the Primary Offering, and up to $200,000,000 in shares under the DRP at a price of $9.81 per Class A Share, $9.27 per Class T Share and $9.10 per Class I Share. The following table presents the differences in fees and selling commissions between the classes of our common stock:

	Class A Shares	Class T Shares	Class I Shares
Initial Offering Price	$10.1111	$9.5538	$9.10
Selling Commissions (per share)	7.00%	2.00%	None
Dealer Manager Fee (per share)	3.00%	2.75%	None
Distribution Fee (per share)	None	1.00%	None
Common Stock from Primary Offering
For the period from October 1, 2016 through November 4, 2016, we issued 10,187 and 27,842 shares of Class A and Class T common stock, representing gross proceeds of $0.1 million and $0.3 million, respectively.
Distributions
On November 10, 2016, our board of directors approved a daily cash distribution of $0.000273973 per share of common stock for each of the three months ended March 31, 2017. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution was accrued.
NorthStar Realty and RXR Purchase of Common Stock
On November 10, 2016, our board of directors approved the sale of 596 and 199 shares of our Class A common stock for $5,423 and $1,808 to NorthStar Realty and RXR, respectively, pursuant to the Distribution Support Agreement.
Extension of the Offering
On November 10, 2016, our board of directors determined to extend the Offering for one year to February 9, 2018. Our board has the right to further extend or terminate the Offering at any time.
Distribution Support Agreement
On November 10, 2016, our board of directors amended and restated the Distribution Support Agreement to extend the term of the Distribution Support Agreement for the period ending upon the termination of the primary portion of the Offering.
Special Stock Dividend
On November 10, 2016, our board of directors authorized special stock dividends to all Class A, Class T and Class I stockholders of record on the close of business on the earlier of: (a) the date on which we raise $25 million from the sale of shares pursuant to the Offering or (b) a date determined in our management’s discretion, but in any event no earlier than January 1, 2017 and no later than December 31, 2017. The special stock dividend will be in an amount equal in value to 10.0% of the current gross offering price of each issued and outstanding Class A, Class T and Class I Share on the record date. The special stock dividends will be issued in shares of the same class as the shares on which the stock dividends are being made within 90 days following the record date. No selling commissions or dealer manager fees will be paid in connection with the issuance of the special stock dividend.
Inflation
Some of our assets and liabilities may be exposed to inflation risk. We expect that substantially all of our leases will allow for annual rent increases based on the relevant consumer price index or other lease provisions and will include operating expense reimbursements. Such leases generally minimize the risks of inflation on our office, mixed-use and multifamily properties. Interest rates and other factors may influence our performance. A change in interest rates may correlate with the inflation rate.
Refer to Item 3. “Quantitative and Qualitative Disclosures About Market Risk” for additional details.

Non-GAAP Financial Measures
Funds from Operations and Modified Funds from Operations
We believe that FFO and MFFO, both of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income (loss) (computed in accordance with U.S. GAAP), excluding gains (losses) from sales of depreciable property, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.
Changes in the accounting and reporting rules under U.S. GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. For instance, the accounting treatment for acquisition fees related to business combinations has changed from being capitalized to being expensed. Additionally, publicly registered, non-traded REITs are typically different from traded REITs because they generally have a limited life followed by a liquidity event or other targeted exit strategy. Non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation as compared to later years when the proceeds from their initial public offering have been fully invested and when they may seek to implement a liquidity event or other exit strategy. However, it is likely that we will make investments past the acquisition and development stage, albeit at a substantially lower pace.
Acquisition fees paid to our Advisor in connection with the origination and acquisition of debt investments are amortized over the life of the investment as an adjustment to interest income under U.S. GAAP and are therefore included in the computation of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense), both of which are performance measures under U.S. GAAP. We adjust MFFO for the amortization of acquisition fees in the period when such amortization is recognized under U.S. GAAP. Acquisition fees are paid in cash that would otherwise be available to distribute to our stockholders. In the event that proceeds from our Offering are not sufficient to fund the payment or reimbursement of acquisition fees and expenses to our Advisor, such fees would be paid from other sources, including new financing, operating cash flow, net proceeds from the sale of investments or from other cash flow. We believe that acquisition fees incurred by us negatively impact our operating performance during the period in which such investments are originated or acquired by reducing cash flow and therefore the potential distributions to our stockholders. However, in general, we earn origination fees for debt investments from our borrowers in an amount equal to the acquisition fees paid to our Advisor, and as a result, the impact of acquisition fees to our operating performance and cash flow would be minimal.
Acquisition fees and expenses paid to our Advisor and third parties in connection with the acquisition of equity investments are generally considered expenses and are included in the determination of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense), both of which are performance measures under U.S. GAAP. Such fees and expenses will not be reimbursed by our Advisor or its affiliates and third parties, and therefore, if there are no further proceeds from the sale of shares of our common stock to fund future acquisition fees and expenses, such fees and expenses will need to be paid from either additional debt, operating earnings, cash flow or net proceeds from the sale of investments or properties. All paid and accrued acquisition fees and expenses will have negative effects on future distributions to stockholders and cash flow generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.
The origination and acquisition of debt investments and the corresponding acquisition fees paid to our Advisor (and any offsetting origination fees received from our borrowers) associated with such activity is a key operating feature of our business plan that results in generating income and cash flow in order to make distributions to our stockholders. Therefore, the exclusion for acquisition fees may be of limited value in calculating operating performance because acquisition fees affect our overall long-term operating performance and may be recurring in nature as part of net income (loss) and income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense) over our life.
Due to certain of the unique features of publicly-registered, non-traded REITs, the IPA, an industry trade group, standardized a performance measure known as MFFO and recommends the use of MFFO for such REITs. Management believes MFFO is a useful performance measure to evaluate our business and further believes it is important to disclose MFFO in order to be consistent with the IPA recommendation and other non-traded REITs. MFFO that adjusts for items such as acquisition fees would only be comparable to non-traded REITs that have completed the majority of their acquisition activity and have other similar operating characteristics as us. Neither the SEC nor any other regulatory body has approved the acceptability of the adjustments that we use to calculate MFFO. In the future, the SEC or another regulatory body may decide to standardize permitted adjustments across the non-listed REIT industry and we may need to adjust our calculation and characterization of MFFO.

MFFO is a metric used by management to evaluate our future operating performance once our organization and offering and acquisition and development stages are complete and is not intended to be used as a liquidity measure. Although management uses the MFFO metric to evaluate future operating performance, this metric excludes certain key operating items and other adjustments that may affect our overall operating performance. MFFO is not equivalent to net income (loss) as determined under U.S. GAAP. In addition, MFFO is not a useful measure in evaluating NAV since an impairment is taken into account in determining NAV but not in determining MFFO.
We define MFFO in accordance with the concepts established by the IPA and adjust for certain items, such as accretion of a discount and amortization of a premium on borrowings and related deferred financing costs, as such adjustments are comparable to adjustments for debt investments and will be helpful in assessing our operating performance. We also adjust MFFO for the non-recurring impact of the non-cash effect of deferred income tax benefits or expenses, as applicable, as such items are not indicative of our operating performance. Similarly, we adjust for the non-cash effect of changes to fair value of unconsolidated ventures. Our computation of MFFO may not be comparable to other REITs that do not calculate MFFO using the same method. MFFO is calculated using FFO. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s operating performance. The IPA’s definition of MFFO excludes from FFO the following items:

•	acquisition fees and expenses;

•
non-cash amounts related to straight-line rent and the amortization of above or below market and in-place intangible lease assets and liabilities (which are adjusted in order to reflect such payments from an accrual basis of accounting under U.S. GAAP to a cash basis of accounting);

•	amortization of a premium and accretion of a discount on debt investments;

•	non-recurring impairment of real estate-related investments that meet the specified criteria identified in the rules and regulations of the SEC;

•	realized gains (losses) from the early extinguishment of debt;

•
realized gains (losses) on the extinguishment or sales of hedges, foreign exchange, securities and other derivative holdings except where the trading of such instruments is a fundamental attribute of our business;

•
unrealized gains (losses) from fair value adjustments on real estate securities, including CMBS and other securities, interest rate swaps and other derivatives not deemed hedges and foreign exchange holdings;

•	unrealized gains (losses) from the consolidation from, or deconsolidation to, equity accounting;

•	adjustments related to contingent purchase price obligations; and

•	adjustments for consolidated and unconsolidated partnerships and joint ventures calculated to reflect MFFO on the same basis as above.
Certain of the above adjustments are also made to reconcile net income (loss) to net cash provided by (used in) operating activities, such as for the amortization of a premium and accretion of a discount on debt and securities investments, amortization of fees, any unrealized gains (losses) on derivatives, securities or other investments, as well as other adjustments.
MFFO excludes non-recurring impairment of real estate-related investments. We assess the credit quality of our investments and adequacy of reserves/impairment on a quarterly basis, or more frequently as necessary. Significant judgment is required in this analysis. With respect to debt investments, we consider the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the competitive situation of the region where the borrower does business. Fair value is typically estimated based on discounting expected future cash flow of the underlying collateral taking into consideration the discount rate, capitalization rate, occupancy, creditworthiness of major tenants and many other factors. This requires significant judgment and because it is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If the estimated fair value of the underlying collateral for the debt investment is less than its net carrying value, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. With respect to a real estate investment, a property’s value is considered impaired if our estimate of the aggregate future undiscounted cash flow to be generated by the property is less than the carrying value of the property. The value of our investments may be impaired and their carrying values may not be recoverable due to our limited life. Investors should note that while impairment charges are excluded from the calculation of MFFO, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flow and the relatively limited term of a non-traded REIT’s anticipated operations, it could be difficult to recover any impairment charges through operational net revenues or cash flow prior to any liquidity event.

We believe that MFFO is a useful non-GAAP measure for non-traded REITs. It is helpful to management and stockholders in assessing our future operating performance once our organization and offering and acquisition and development stages are complete, because it eliminates from net income non-cash fair value adjustments on our real estate securities and acquisition fees and expenses that are incurred as part of our investment activities. However, MFFO may not be a useful measure of our operating performance or as a comparable measure to other typical non-traded REITs if we do not continue to operate in a similar manner to other non-traded REITs, including if we were to extend our acquisition and development stage or if we determined not to pursue an exit strategy.
However, MFFO does have certain limitations. For instance, the effect of any amortization or accretion on debt investments originated or acquired at a premium or discount, respectively, is not reported in MFFO. In addition, realized gains (losses) from acquisitions and dispositions and other adjustments listed above are not reported in MFFO, even though such realized gains (losses) and other adjustments could affect our operating performance and cash available for distribution. Stockholders should note that any cash gains generated from the sale of investments would generally be used to fund new investments. Any mark-to-market or fair value adjustments may be based on many factors, including current operational or individual property issues or general market or overall industry conditions.
Neither FFO nor MFFO is equivalent to net income (loss) or cash flow provided by operating activities determined in accordance with U.S. GAAP and should not be construed to be more relevant or accurate than the U.S. GAAP methodology in evaluating our operating performance. Neither FFO nor MFFO is necessarily indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Furthermore, neither FFO nor MFFO should be considered as an alternative to net income (loss) as an indicator of our operating performance.
The following table presents a reconciliation of net income (loss) attributable to common stockholders to FFO and MFFO attributable to common stockholders:

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Funds from operations:
Net income (loss) attributable to NorthStar/RXR New York Metro Real Estate, Inc. common stockholders	$(40,034)	$(180,900)
Funds from operations attributable to NorthStar/RXR New York Metro Real Estate, Inc. common stockholders	$(40,034)	$(180,900)
Modified funds from operations:
Funds from operations attributable to NorthStar/RXR New York Metro Real Estate, Inc. common stockholders	$(40,034)	$(180,900)
Adjustments:
Acquisition fees and transaction costs		110,098
Changes to fair value of unconsolidated venture	(7,875)	(4,254)
Modified funds from operations attributable to NorthStar/RXR New York Metro Real Estate, Inc. common stockholders	$(47,909)	$(75,056)
Distributions Declared and Paid
We generally pay distributions on a monthly basis based on daily record dates. From May 16, 2016 through September 30, 2016, we paid an annualized distribution amount of $0.10 per share of our common stock. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.

The following table presents distributions declared for the nine months ended September 30, 2016:

	Nine Months Ended September 30, 2016
Distributions(1)
Cash	$10,812
DRP	1,225
Total	$12,037

Sources of Distributions(1)
Funds from Operations	$—	—%

Offering proceeds - Distribution support(2)	8,266	69%
Offering proceeds - Other	3,771	31%
Total	$12,037	100%

Cash Flow Provided by (Used in) Operations	$(147,268)
_______________________________________________________

(1)	Represents distributions declared for such period, even though such distributions are actually paid to stockholders the month following such period.

(2)	Includes proceeds to be received subsequent to September 30, 2016 related to distributions paid during the three months ended September 30, 2016.
Distributions in excess of our cash flow provided by operations were paid using Offering proceeds related to distribution support. Over the long-term, we expect that our distributions will be paid entirely from cash flow provided by operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment, the type and mix of our investments and accounting of our investments in accordance with U.S. GAAP. Future distributions declared and paid may exceed cash flow provided by operations. To the extent distributions are paid from sources other than FFO, the ownership interest of our public stockholders will be diluted.
Item 3.    Quantitative and Qualitative Disclosures About Market Risk
We will be primarily subject to interest rate risk and credit risk. These risks will be dependent on various factors beyond our control, including monetary and fiscal policies, domestic and international economic conditions and political considerations. Our market risk sensitive assets, liabilities and related derivative positions will be held for investment and not for trading purposes.
As of September 30, 2016, our assets consisted of cash, held in a non-interest bearing account, receivables in connection with our Primary Offering, and an investment in an unconsolidated venture, so any change in interest rates would have no impact on our earnings.

Item 4.    Controls and Procedures
Disclosure Controls and Procedures
As of the end of the period covered by this report, management conducted an evaluation as required under Rules 13a-15(b) and 15d-15(b) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).
Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures are effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures to disclose material information otherwise required to be set forth in the Company’s periodic reports.
Internal Control over Financial Reporting
Changes in Internal Control over Financial Reporting.
There have not been any changes in the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the most recent fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II.    Other Information
Item 1.    Legal Proceedings
We may be involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, in the opinion of management, any legal proceedings are not expected to have a material adverse effect on our financial position or results of operations.
Item 1A.    Risk Factors
There are no material changes from the risk factors previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 9, 2016, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, as filed with the SEC on August 12, 2016, except as noted below.
We have paid and may continue to pay distributions from sources other than our cash flow from operations, including from offering proceeds, and as a result we will have less cash available for investments and your overall return may be reduced.
Our organizational documents permit us to pay distributions to our stockholders from any source, including offering proceeds, borrowings, our advisor’s or sub-advisor’s agreement to defer, reduce or waive fees (or accept, in lieu of cash, shares of our common stock) or sales of assets or we may make distributions in the form of taxable stock dividends. We have not established a limit on the amount of proceeds we may use to fund distributions. We have funded our cash distributions paid to date using net proceeds from our offering and we may continue to do so in the future. Until the proceeds from our offering are fully invested and otherwise during the course of our existence, we may not generate sufficient cash flow from operations to fund distributions. We began generating cash flow from operations on May 20, 2016, the date of our first investment. However, in the earlier part of this offering, we expect that all of our distributions will be paid from the proceeds from this offering, including the proceeds from the purchase of shares by NorthStar Realty and RXR pursuant to the distribution support agreement. For the nine months ended September 30, 2016, we declared distributions of $12,037, of which 100% were paid using proceeds from this offering, including the purchase of additional shares by NorthStar Realty and RXR.
Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds
Use of Proceeds from Registered Securities
During the period covered by this Form 10-Q, we did not issue any equity securities that were not registered under the
Securities Act of 1933, as amended, or Securities Act.
Our registration statement on Form S-11 (File No. 333-200617), covering our Offering of up to $1,800,000,000 in shares of common stock offered pursuant to our Primary Offering and up to $200,000,000 in shares of common stock offered pursuant to our DRP was declared effective under Securities Act of 1933, as amended, or the Securities Act, on February 9, 2015. We commenced our Offering on the same date and retained our Dealer Manager to serve as our dealer manager of our Offering. In November 2016, our board of directors determined to extend our Offering for one year to February 9, 2018.
Our shares of common stock are being offered in any combination of the three classes of shares of our common stock: Class A Shares, Class T Shares, and Class I Shares. The offering price for the shares in our Primary Offering is $10.1111 per Class A Share, $9.5538 per Class T Share, and $9.10 per Class I Share. Our DRP shares are being offered at $9.81 per Class A Share, $9.27 per Class T Share, and $9.10 per Class I Share.
From inception through September 30, 2016, our Advisor Entities incurred organization and offering costs of $5.1 million on our behalf.
On December 23, 2015, we satisfied the minimum offering amount in our Primary Offering as a result of NorthStar Realty and RXR purchasing $1.5 million and $0.5 million in Class A Shares of common stock, respectively, at $9.10 per share.
As of September 30, 2016, we issued the following shares of common stock and raised the following gross proceeds:

	Shares	Proceeds
Primary Offering	426,877	$4,040,930
DRP	53	518
Total	426,930	$4,041,448
For the period from the commencement of our Offering through September 30, 2016, we issued 0.4 million shares of common stock generating total gross proceeds of $4.0 million pursuant to our Offering, including $518 of gross proceeds pursuant to our DRP.

From the commencement of our Offering through September 30, 2016, we incurred $95,619 in selling commissions, $60,729 in dealer manager fees, $850 in distribution fee and $38,389 in other offering costs in connection with the issuance and distribution of our registered securities and $117,995 of these costs have been reallowed to third parties.
From the commencement of our Offering through September 30, 2016, the net proceeds to us from our Offering, after deducting the total expenses incurred described above, were $3.8 million. From the commencement of our Offering through September 30, 2016, we used proceeds of $1.9 million to purchase an indirect interest in a real estate equity investment and $0.1 million to pay our Advisor Entities acquisition fees.
Purchases of Equity Securities by the Issuer and Affiliated Purchasers
We adopted our Share Repurchase Program effective February 9, 2015, which may enable stockholders to sell their shares to us in limited circumstances. We may not repurchase shares unless a stockholder has held shares for at least one year. However, we may repurchase shares held for less than one year in connection with a stockholder’s death or qualifying disability, if the disability is deemed qualifying by our board of directors in their sole discretion and after receiving written notice from the stockholder or the stockholder’s estate. We are not obligated to repurchase shares pursuant to our Share Repurchase Program. We fund repurchase requests received during a quarter with proceeds set aside for that purpose which are not expected to exceed proceeds received from our DRP. However, to the extent that the aggregate DRP proceeds are not sufficient to fund repurchase requests, our board of directors may, in its sole discretion, choose to use other sources of funds. Our board of directors may, in its sole discretion, amend, suspend or terminate our Share Repurchase Program at any time upon ten days’ notice, except that changes in the number of shares that can be repurchased during any calendar year will take effect only upon ten business days’ prior written notice. In addition, our Share Repurchase Program will terminate in the event a secondary market develops for our shares or until our shares are listed on a national exchange or included for quotation in a national securities market. As of September 30, 2016, we had no unfulfilled repurchase requests.
Unregistered Sales of Equity Securities
During the three months ended September 30, 2016, we did not issue any equity securities that were not registered under the Securities Act. All prior sales of unregistered securities have been previously reported on quarterly reports on Form 10-Q and annual reports on Form 10-K.
Item 5.    Other
On November 10, 2016, the board of directors of the Company appointed Daniel S.J. Drabkin as the Company’s General Counsel and Secretary, effective immediately. Mr. Drabkin, age 32, also serves as Senior Corporate Counsel and Compliance Officer of the Co-Sponsor, a position he has held since August 2015, and Assistant Secretary of NorthStar Realty Europe Corp., a position he has held since November 2015. Mr. Drabkin previously served as Corporate Counsel and Compliance Officer of the Co-Sponsor, a position he had held since February 2014. Prior to joining the Co-Sponsor, Mr. Drabkin was an associate in the New York office of Clifford Chance US LLP from September 2010 through February 2014, where he advised public and private companies and fund sponsors with respect to capital markets transactions, fund formation, mergers and acquisitions, securities laws compliance and other general corporate matters. Mr. Drabkin holds a B.A. and an LL.B. from McGill University in Montreal, Quebec. To facilitate Mr. Drabkin’s appointment, on November 10, 2016, Ronald J. Lieberman resigned as Executive Vice President, General Counsel and Secretary of the Company, effective immediately. Mr. Lieberman will continue to provide legal services to the Company through his role as Executive Vice President, General Counsel and Secretary of the Company’s Co-Sponsor.

Item 6.    Exhibits

Exhibit Number	Description of Exhibit
3.1
Second Articles of Amendment and Restatement of NorthStar/RXR New York Metro Real Estate, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No.1 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-200617) filed with the SEC on November 5, 2015, and incorporated herein by reference)

3.2
Amended and Restated Bylaws of NorthStar/RXR New York Metro Real Estate, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 1 and No. 1 and Post-Effective Amendment No. 1 and No. 1 the Company’s Registration Statement on Form S-11 (File No. 333-200617) filed with the SEC on November 5, 2015, and incorporated herein by reference)

3.3
Articles Supplementary of NorthStar/RXR New York Metro Real Estate, Inc. dated October 19, 2016 (filed as Exhibit 3.3 to Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to the Company’s Registration Statement on Form S-11 (File No. 333-200617) filed with the SEC on October 20, 2016, and incorporated herein by reference)

4.1	Form of Subscription Agreement (included as Exhibit B to the prospectus filed with the SEC pursuant to Rule 424(b)(3) on October 26, 2016 and incorporated herein by reference)
4.2
Second Amended and Restated Distribution Reinvestment Plan (included as Appendix C to the prospectus filed with the SEC pursuant to Rule 424(b)(3) on October 26, 2016 and incorporated herein by reference)

10.1
Limited Partnership Agreement of RXR VAF III 1285 Co-Investor Parallel LP, dated as of May 20, 2016, by and between RXR VAF III 1285 GP LP and 1285 Investor NT-NSR, LLC (filed as Exhibit 10.1 to the Company’s current Report on Form 8-K filed with the SEC on May 26, 2016 and incorporated herein by reference)

10.6
Amended and Restated Sub-Advisory Agreement (filed as Exhibit 10.6 to Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to the Company’s Registration Statement on Form S-11 (File No. 333-200617) filed with the SEC on October 20, 2016, and incorporated herein by reference)

31.1*	Certification by the Chief Executive Officer pursuant to 17 CFR 240.13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification by the Chief Financial Officer pursuant to 17 CFR 240.13a-14(a)/15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*
Certification by the Chief Executive Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*
Certification by the Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*
The following materials from the NorthStar/RXR New York Metro Real Estate, Inc. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015; (ii) Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2016; (iii) Consolidated Statements of Equity for the nine months ended September 30, 2016 (unaudited) and year ended December 31, 2015; (iv) Consolidated Statement of Cash Flows (unaudited) for the nine months ended September 30, 2016; and (v) Notes to Consolidated Financial Statements (unaudited).

____________________________________________________________________________

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

NorthStar/RXR New York Metro Real Estate, Inc.
Date:	November 10, 2016	By:	/s/ DANIEL R. GILBERT
			Name:	Daniel R. Gilbert
			Title:	Co-Chairman, Chief Executive Officer and President

		By:	/s/ FRANK V. SARACINO
			Name:	Frank V. Saracino
			Title:	Chief Financial Officer and Treasurer